2                                                                    Exhibit 2.1


                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF FEBRUARY 14, 2005

                                      AMONG

                          VERIZON COMMUNICATIONS INC.,

                              ELI ACQUISITION, LLC

                                       AND

                                    MCI, INC.


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                                LIST OF EXHIBITS

Exhibit             Title
-------             -----
A                   Form of Affiliate Agreement


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


                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, dated as of February 14, 2005 (this "Agreement"), is among VERIZON COMMUNICATIONS INC., a Delaware corporation ("Parent"), ELI ACQUISITION, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent ("Merger Sub"), and MCI, INC., a Delaware corporation (the "Company" and, collectively with Parent and Merger Sub, the "parties").

                                    RECITALS

      WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have deemed it advisable and in the best interests of their respective companies and stockholders that the Company and Parent engage in a business combination;

      WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company, Parent and Merger Sub have approved and declared advisable this Agreement and the merger of the Company with and into Merger Sub (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), and the Delaware Limited Liability Company Act (the "LLC Act") and upon the terms and subject to the conditions set forth in this Agreement; and

      WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger (to the extent effected as a merger of the Company with and into Merger Sub and not pursuant to the alternative merger structure set forth in Section 1.9) shall qualify as a reorganization under Section 368(a) of the Code;

      NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

      Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving entity in the Merger (with respect to all post-Closing periods, the "Surviving Entity"). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and


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subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

      Section 1.2 Closing. The closing of the Merger (the "Closing") shall, subject to the fulfillment or waiver of the conditions set forth in Article VII, take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, at 9:00 a.m., New York City time, on the third Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing) in accordance with this Agreement or at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

      Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file a certificate of merger as contemplated by the DGCL and the LLC Act (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL and the LLC Act. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State on the Closing Date, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger. As used herein, the "Effective Time" shall mean the time at which the Merger shall become effective.

      Section 1.4 Certificate of Formation. The certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter changed or amended as provided therein or by the LLC Act or applicable Law (the "Certificate of Formation"), except that the Certificate of Formation shall be amended to provide that the name of the Surviving Entity shall become MCI, LLC.

      Section 1.5 By-Laws. The by-laws (if any) of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Entity (the "By-Laws") until thereafter amended as provided therein or by applicable Law.

      Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.


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      Section 1.7 Officers. The officers of the Company immediately prior to the
Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

      Section 1.8 Effect on Capital Stock.

            (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Company Restricted Shares and Excluded Shares) shall be converted into the right to receive (i) 0.4062 (the "Exchange Ratio") validly issued, fully paid and non-assessable shares of Parent Common Stock (the "Stock Consideration") and
(ii) $1.50 in cash (the "Per Share Cash Amount"), without interest, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.5 (such shares and cash, the "Base Merger Consideration"). The Exchange Ratio and Base Merger Consideration shall be subject to adjustment pursuant to Section 1.10 (as so adjusted, the "Merger Consideration").

            (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (other than Company Restricted Shares and Excluded Shares) shall cease to be outstanding and shall be canceled and retired, and each certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (the "Certificates") shall thereafter represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock (other than Company Restricted Shares and Excluded Shares) formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

            (c) Each Excluded Share at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

            (d) At the Effective Time, each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall constitute the only issued and outstanding interests of the Surviving Entity.

      Section 1.9 Alternative Merger Structure. Notwithstanding any other provision of this Agreement, if (i) either of the conditions specified in
Section 7.4 fails to be duly satisfied or waived or (ii) at any time prior to the Effective Time, Parent


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reasonably determines in good faith that effecting the Merger as a merger of the
Company into Merger Sub with Merger Sub surviving would result in a material risk of materially adverse regulatory or other materially adverse consequences, the transactions contemplated herein shall be effected (subject to other conditions contained herein) by merging the Company with a Delaware corporation wholly owned by Parent, with the Company as the surviving corporation (the "Alternative Merger"). In such event, the conversion of the outstanding Company securities will occur as provided in this Article, and following the Effective Time all outstanding stock of the surviving corporation will be owned by Parent. The other provisions of this Agreement will continue to apply in the event of the Alternative Merger, mutatis mutandis.

      Section 1.10 Adjustment for Specified Included Liabilities at Closing.

            (a) Determination of Remaining Specified Included Liabilities Amount. At such time as either Company or Parent reasonably believes in good faith that the Closing Date will occur within 120 days, such party may deliver notice (a "Trigger Notice") to the other party requesting commencement of the procedure set forth in this Section 1.10 to determine the best estimate of the amount of cash in U.S. dollars (the "Remaining Specified Included Liabilities Amount") that will actually be required, from and after the Closing Date, to satisfy in full all remaining Specified Included Liabilities. Promptly after delivery of the Trigger Notice, (i) the Company shall deliver to Parent a schedule setting forth all Specified Included Liabilities and the status thereof and (ii) the parties will agree on and jointly engage an independent valuation firm reasonably satisfactory to Parent and the Company to act as arbitrator with respect to the Bankruptcy Claims (other than any claims relating to Taxes) (the "Bankruptcy Claims Valuation Firm"), and PricewaterhouseCoopers LLP to act as arbitrator with respect to any claims related to Taxes (the "Specified Tax Liabilities Valuation Firm" and, together with the Bankruptcy Claims Valuation Firm, the "Neutral Valuation Firms"), pursuant to Section 1.10(c) and 1.10(d) in the event the parties are unable to agree on the Remaining Specified Included Liabilities Amount; provided that if the parties are unable to agree on a Bankruptcy Claims Valuation Firm within 30 days of delivery of the Trigger Notice, then either party may request that the American Arbitration Association select an independent valuation firm to act as arbitrator and the firm so selected shall be the Bankruptcy Claims Valuation Firm. If PricewaterhouseCoopers LLP is unavailable or declines to serve as the Specified Tax Liabilities Valuation Firm, then either party may request the American Arbitration Association to select an independent accounting firm to serve as the Specified Tax Liabilities Valuation Firm, and the firm so selected shall be the Specified Tax Liabilities Valuation Firm.

            (b) Best Efforts. Parent and the Company shall, during the period following the delivery of the Trigger Notice until such date as all conditions to Closing under Article VII (other than Section 7.1(f)) are satisfied or waived, use their best efforts to reach agreement on the Remaining Specified Included Liabilities Amount, including


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giving full access to all relevant information, with due consideration being given to privilege issues and techniques for resolving them. If Parent and the Company agree on the calculation of the Remaining Specified Included Liabilities Amount, then such Remaining Specified Included Liabilities Amount shall become final and binding on the parties.

            (c) Submission to Neutral Valuation Firms. If Parent and the Company are unable to agree on the calculation of the Remaining Specified Included Liabilities Amount within 60 days of the date of the Trigger Notice, the parties will refer the matter to the Neutral Valuation Firms and will make submissions to the Neutral Valuation Firms so that the Neutral Valuation Firms are in a position to make a final determination of the Remaining Specified Included Liabilities Amount within the period set forth in Section 1.10(d). Parent and Company shall cooperate and assist the Neutral Valuation Firms in their review of the Remaining Specified Included Liabilities and the calculation of the Remaining Specified Included Liabilities Amount, including giving full access to all relevant information, with due consideration being given to privilege issues and techniques for resolving them.

            (d) Determination by Neutral Valuation Firms. If Parent and the Company are unable to agree on the calculation of the Remaining Specified Included Liabilities Amount by such date as all conditions to Closing under
Article VII (other than Section 7.1(f)) are satisfied or waived, each of Parent and the Company will, at a mutually agreed time within three Business Days following such date, simultaneously submit to the Neutral Valuation Firms its final proposal (which proposal shall specify the items as to which the parties have been able to agree pursuant to Section 1.10(b) and such party's proposal as to the items in dispute) as to (i) the Remaining Specified Included Liabilities Amount (to the extent relating to non-Tax Bankruptcy Claims) (the "Bankruptcy Claims Proposals") and (ii) the Remaining Specified Included Liabilities Amount (to the extent relating to Tax claims) (the "Specified Tax Liabilities Proposals"), provided, however, that the Specified Tax Liabilities Proposals shall not be translated into U.S. dollars. Within 10 Business Days of such final submissions, (x) the Bankruptcy Claims Valuation Firm will select one of the two Bankruptcy Claims Proposals as being most representative of the Remaining Specified Included Liabilities Amount (to the extent relating to Bankruptcy Claims) and (y) the Specified Tax Liabilities Valuation Firm will select one of the two Specified Tax Liabilities Proposals as being most representative of the Remaining Specified Included Liabilities Amount (to the extent relating to Tax claims), and the amounts so selected shall be final and binding on the parties. In making such determination, the Neutral Valuation Firms shall consider only those items or amounts as to which the parties have been unable to agree pursuant to Section 1.10(b).

            (e) Paid Specified Included Liabilities Amount. Five days prior to the anticipated Closing Date, the Company shall provide to Parent a schedule of the Paid


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Specified Included Liabilities Amount and detailing each item comprising the
Paid Specified Included Liabilities Amount, together with reasonable supporting documentation.

            (f) Postponement of Closing. If applicable, the Closing Date shall be postponed to the Business Day following the final determination of the Remaining Specified Included Liabilities Amount pursuant to the procedures set forth in Section 1.10(d). In addition, if the Closing Date does not occur within a period of 90 days from the date on which the Final Remaining Specified Included Liabilities Amount was determined, the Specified Included Liabilities Amount shall be redetermined pursuant to the procedures set forth in this
Section 1.10.

            (g) Adjustments to the Merger Consideration. Upon determination of the Specified Included Liabilities Amount, the Base Merger Consideration shall be adjusted as follows: If the Specified Included Liabilities Amount is greater than $1,725,000,000, then the Per Share Cash Amount shall be reduced by an amount equal to the quotient obtained by dividing (x) the difference between the Specified Included Liabilities Amount and $1,725,000,000 by (y) the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares other than Dissenting Shares) and (B) the number of shares reserved for issuance pursuant to the Chapter 11 Plan that are unissued immediately prior to the Effective Time (which number shall not exceed 5,375,000 minus the number of shares so issued after the date hereof) provided that if, pursuant to the foregoing adjustment, the Per Share Cash Amount would otherwise be less than zero (the amount by which the Per Share Cash Amount would otherwise be less than zero, the "Incremental Amount"), the Per Share Cash Amount shall be reduced to zero, and there shall be a further adjustment made to the Exchange Ratio such that the Exchange Ratio shall be equal to the product of (x) 0.4062 and (y) the quotient obtained by dividing (1) the Aggregate Base Merger Consideration minus the Aggregate Incremental Amount by (2) the Aggregate Base Merger Consideration. For the avoidance of doubt, if the Specified Included Liabilities Amount is $1,725,000,000 or less, there shall be no adjustment made to the Base Merger Consideration.

      For the purposes hereof, the "Aggregate Base Merger Consideration" shall equal $14.75 multiplied by the sum of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares other than Dissenting Shares) and (y) the number of shares reserved for issuance pursuant to the Chapter 11 Plan that are unissued immediately prior to the Effective Time (which number shall not exceed 5,375,000 minus the number of shares so issued after the date hereof).


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      Section 1.11 Treatment of Company Restricted Shares and Other Equity-Based
Awards.

            (a) Restricted Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding Company Restricted Share shall be converted into (i) that number of restricted shares of Parent Common Stock ("Parent Restricted Shares") equal to the Exchange Ratio, as adjusted pursuant to Section 1.10(g), plus (ii) a cash payment to the holder of any Company Restricted Share of an amount equal to the Per Share Cash Amount. Notwithstanding the fact that part of each holder's Company Restricted Shares will be settled in cash as provided in the immediately preceding sentence, each Parent Restricted Share issued pursuant to this Section 1.11(a) will have, and be subject to, the same terms and conditions as in effect immediately prior to the Effective Time with respect to the corresponding Company Restricted Shares (and shall bear a legend containing the same restrictions on transferability).

            (b) Other Equity-Based Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding equity-based award (other than Company Restricted Shares or rights under the ESPP) providing for a cash or stock payment measured by the value of Company Common Stock (an "Other Company Equity-Based Award") shall be deemed to refer to (or be measured by) (i) the number of shares of Parent Common Stock equal to the result determined by multiplying such number of shares of Company Common Stock covered by the Other Company Equity-Based Award by the Exchange Ratio as adjusted pursuant to Section 1.10(g), plus (ii) a cash payment to the holder of any Other Company Equity-Based Award in an amount equal to the product of the Per Share Cash Amount and the number of shares of Company Common Stock covered by such Other Company Equity-Based Award. Notwithstanding the fact that part of each holder's Other Company Equity-Based Award will be settled in cash as provided in the immediately preceding sentence, the rights of any person with respect to Parent Common Stock under each Other Company Equity-Based Award shall be on the same terms, conditions and restrictions, if any, as were applicable to such Other Company Equity-Based Award immediately prior to the Effective Time.

            (c) ESPP. The Company shall establish a date on or before December 31, 2005 as the final purchase date under the terms of the Company's Employee Stock Purchase Plan (the "ESPP"), and shall cause all accumulated cash balances standing to the credit of each participant under the ESPP on such final purchase date to be applied to purchase the number of shares of Company Common Stock that could be purchased with such amounts on such date pursuant to the ESPP. The Company shall take any and all actions necessary or appropriate to cause the ESPP to terminate on such final purchase date, after giving effect to the purchases of Company Common Stock contemplated by this Section 1.11(c), and shall not thereafter offer any plan, program or arrangement for


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the purchase of shares of Company Common Stock. Each participant who would otherwise have been entitled to receive a fractional share of Company Common Stock, after giving effect to the purchase of Company Common Stock contemplated by this Section 1.11(c), shall receive, in lieu thereof, a cash disbursement (without interest) of such participant's contributions credited to his or her account and not applied to such purchase.

      Section 1.12 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio and the Per Share Cash Amount shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

      Section 1.13 Appraisal Rights. No holder of Dissenting Shares (a "Dissenting Stockholder") shall be entitled to any Merger Consideration or dividends or other distributions pursuant to Section 2.3 in respect of such Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to seek appraisal of its Dissenting Shares under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration pursuant to Section 1.8. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

      Section 1.14 Associated Rights. References in Article I and Article II of this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated Company Rights.


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                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

      Section 2.1 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the Parent Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Company Common Stock and an amount of cash representing the aggregate cash consideration payable pursuant to Section 1.8. Parent agrees to make available, or to cause the Surviving Entity to make available, to the Exchange Agent from time to time as needed, cash sufficient to make cash payments for the cash consideration pursuant to Section 1.8, in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

      Section 2.2 Exchange Procedures. Promptly after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of one or more Certificates (a) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, which letter shall be in customary form and have such other provisions as Parent may reasonably specify and which letter shall be reasonably acceptable to the Company prior to the Effective Time and (b) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more shares of Parent Common Stock which shall be in uncertificated book-entry form unless a physical certificate is requested and which shall represent, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Company Common Stock then held by such holder) and (ii) a check in the amount equal to any cash that such holder has the right to receive pursuant to the provisions of Section 1.8 and this Article II, consisting of the cash consideration pursuant to Section 1.8, cash in lieu of any fractional shares of Parent Common Stock, as the case may be, pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 1.8, Section 2.3 or
Section 2.5. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the


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proper number of shares of Parent Common Stock and a check in the proper amount of any cash consideration pursuant to Section 1.8, cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.3, may be issued with respect to such Company Common Stock, as the case may be, to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

      Section 2.3 Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to the Merger (which shall exclude shares issued pursuant to the Bankruptcy Court Order) shall be deemed issued and outstanding as of the Effective Time. No dividends or other distributions declared or made in respect of the Parent Common Stock shall be paid to the holder of any Certificate until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of surrender the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article II, together with the cash consideration payable pursuant to Section 1.8, cash in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (b) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

      Section 2.4 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.3 or Section 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates.

      Section 2.5 No Fractional Shares of Parent Common Stock.

            (a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent.


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            (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price for a share of Parent Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the Closing Date.

            (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Entity to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

      Section 2.6 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.3, cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3, the cash consideration to which such holders are entitled pursuant to Section 1.8. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Entity free and clear of any claims or interest of any Person previously entitled thereto.

      Section 2.7 No Liability. None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official or Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

      Section 2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the


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stockholders of the Company pursuant to Article I or this Article II. Any interest and other income resulting from such investments shall promptly be paid to Parent.

      Section 2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends and distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3.

      Section 2.10 Withholding Rights. Each of the Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Restricted Shares or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Law and shall further be entitled to sell Parent Common Stock otherwise payable pursuant to this Agreement to satisfy any such withholding requirement. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.

      Section 2.11 Further Assurances. After the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

      Section 2.12 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. At or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled to pursuant to Section
2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3).

      Section 2.13 Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by Law, no certificates representing shares of Parent Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of the Company in accordance with Section 6.13 hereof for purposes of Rule 145 under the Securities Act, until such Person has executed and delivered an Affiliate Agreement to Parent.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as otherwise disclosed to Parent in a letter (the "Company Disclosure Letter") delivered to it by the Company prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article III to which the information in such letter relates, subject to
Section 9.3(b)) or as set forth in the Company SEC Documents filed prior to the date hereof (excluding any disclosures included in any such Company SEC Document that are predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

      Section 3.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company delivered or has made available to Parent and Merger Sub true, correct and complete copies of its certificate of incorporation and by-laws, as amended and in effect on the date of this Agreement.

      Section 3.2 Subsidiaries.

            (a) Exhibit 21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 includes all the Subsidiaries of the Company (individually, a "Company Subsidiary" and collectively, the "Company Subsidiaries"), which as of the date thereof were "Significant Subsidiaries" (as defined in Rule 1-02 of Regulation S-X of the SEC). Each Company Subsidiary is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate, limited liability company or partnership power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation, the by-laws, and all other organizational documents of each Company Subsidiary, as amended and in effect on the date of this Agreement.

            (b) Except as set forth in Section 3.2(b) of the Company Disclosure Letter or in Exhibit 21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Significant Subsidiaries, free and clear of any Liens. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights).

      Section 3.3 Capitalization.

            (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 3,000,000,000 shares of Company Common Stock.

            (b) At the close of business on February 11, 2005, (i) 321,422,248 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Common Stock were held in treasury by the Company.

            (c) The Company has delivered or made available to Parent a complete and correct copy of the Rights Agreement as in effect on the date hereof.

            (d) Section 3.3(d) of the Company Disclosure Letter contains a schedule as of February 9, 2005 setting forth the aggregate number of shares of Company Common Stock relating to outstanding awards of Company Restricted Shares and Other Company Equity-Based Awards. As soon as practicable (but not later than 20 Business Days) after the date hereof, the Company shall provide Parent with a copy of the form of agreement related to each such award. Each of the Company's equity compensation plans (the "Company Stock Plans"), are set forth in Section 3.3(d) of the Company Disclosure Letter. As of February 11, 2005, 5,005,144 shares of Company Common Stock were reserved for issuance pursuant to the Chapter 11 Plan. Except as set forth above, at the close of business on February 11, 2005 no shares of capital stock of the Company were issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable.

            (e) There are no preemptive or similar rights on the part of any holder of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter submitted to shareholders or a separate class of holders of capital stock. Except as set forth in Sections 3.3(d) or 3.3(e) of the Company Disclosure Letter and other than the rights to purchase Company Common Stock outstanding under the terms of the ESPP, as of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of capital stock of the Company or any Company Subsidiary, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company.

      Section 3.4 Authorization.

            (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of approval by the holders of a majority of the outstanding shares of Common Stock entitled to vote in accordance with the DGCL and the Company's Constituent Documents (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby, except for the adoption of this Agreement and the transactions contemplated hereby by Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (b) The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company's stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable.

      Section 3.5 Takeover Statute, No Restrictions on the Merger.

            (a) Except as set forth in Section 3.5(a) of the Company Disclosure Letter, no state "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

            (b) The Board of Directors has taken all necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL hereby inapplicable to this Agreement and the transactions contemplated by this Agreement.

      Section 3.6 Rights Agreement. The Board of Directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the transactions contemplated hereby, and neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will result in the occurrence of a Distribution Date, as defined in the Rights Agreement, or otherwise cause the Company Rights to become exercisable by the holders thereof.

      Section 3.7 Consents and Approvals; No Violations.

            (a) The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with any provisions of the Company's Constituent Documents or, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the certificate of incorporation or by-laws or any other organizational documents of any Company Subsidiary; (ii) violate any Law or

Order (assuming compliance with the matters set forth in Section 3.7(b)); (iii) result in any violation or default or loss of a benefit under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license; (iv) result in the creation or imposition of any Lien upon any properties or assets of the Company or any Company Subsidiary; or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Company or any Company Subsidiary to conduct its business as currently conducted, except, in the case of clauses
(ii), (iii) (iv) and (v), as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect and as would not reasonably be expected to materially delay or impair the consummation of the Merger.

            (b) No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and such foreign antitrust and competition law requirements described in Section 3.7(b)(i) of the Company Disclosure Letter;
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) the filings with the Securities and Exchange Commission ("SEC") of (A) the Proxy Statement and Prospectus in accordance with Regulation 14A promulgated under the Exchange Act,
(B) the registration statement on Form S-4 promulgated under the Securities Act and (C) such reports under and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) with or to the Federal Communications Commission (the "FCC"), (v) with or to those State public service or public utility commissions or similar State regulatory bodies set forth in Section 3.7(b)(v) of the Company Disclosure Letter ("State Commissions"); (vi) with or to those foreign Governmental Entities regulating competition and telecommunications businesses or the use of radio spectrum or regulating or limiting investment set forth in Section 3.7(b)(vi) of the Company Disclosure Letter; (vii) with or to those State agencies or departments or local governments that have issued competitive access provider or other telecommunications franchises or any other similar authorizations; and (viii) any consent, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity (other than any of the foregoing addressed in clauses (i) through (vii) above), the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (c) The representations contained in Section 3.7(a) and 3.7(b) are true without taking into account the possibility of effecting the transactions under this Agreement in the form of the Alternative Merger.

            (d) Effecting the transactions contemplated hereby in the form of the Merger will not be materially more burdensome to Parent and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole as compared to effecting such transactions in the form of the Alternative Merger.

      Section 3.8 SEC Reports; Company Financial Statements.

            (a) The Company and each Company Subsidiary has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since April 20, 2004 (the "Company SEC Documents"). As of its respective date, each of the Company SEC Documents, including any financial statements or schedules included or incorporated by reference therein, complied when filed or furnished and as amended in all material respects with the requirements of the Exchange Act or the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not, and any Company SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The Company Financial Statements have been derived from the accounting books and records of the Company and the Company Subsidiaries and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to the absence of notes. The consolidated balance sheets (including the related notes) included in the Company Financial Statements present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders' equity and consolidated statements of cash flows (in each case including the related notes) included in such Company Financial Statements present fairly in all material respects the results of operations, shareholders' equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated, in each case subject to normal year-end adjustments that have not been and are not expected to be material in amount.

      Section 3.9 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, except (a) Specified Included Liabilities, (b) liabilities and obligations in the respective amounts reflected on or reserved against in the consolidated balance sheet of the Company and the Company Subsidiaries included in the Company Financial Statements (or readily apparent in the notes thereto), (c) liabilities and obligations incurred in a commercially reasonable manner consistent with industry practice since the date of such balance sheet, and (d) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      Section 3.10 Form S-4; Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement/Prospectus will, at the date mailed to stockholders of the Company and at the time of the Company Stockholder Meeting to be held in connection with the Merger, contain any untrue statement of a fact or omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 3.11 Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, for the period beginning September 30, 2004 until the date hereof, (i) the Company and the Company Subsidiaries have conducted their respective businesses only in a commercially reasonable manner consistent with industry practice; (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the Company's capital stock, other than regular quarterly dividends and the $0.40 per share dividend declared on February 11, 2005; (iii) there has not been any action taken by the Company or any of the Company Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a material breach of Section 5.1; and (iv) except as required by GAAP, there has not been any change by the Company in its accounting principles, practices or methods. Since September 30, 2004 until the date hereof, there have not been any changes, circumstances or events that, individually and in the aggregate, have had or would reasonably be expected to result in a Company Material Adverse Effect.

      Section 3.12 Litigation. Except as set forth in Section 3.12 of the Company Disclosure Letter, there is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending, affecting or, to the knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries, or their respective properties or rights that, individually and in the aggregate for any such matters premised on common legal theories and similar facts, would reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Section 3.12 of the Company Disclosure Letter, there is no Order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      Section 3.13 Compliance with Laws.

            (a) Each of the Company and the Company Subsidiaries is, and since April 20, 2004, has been in compliance in all material respects with applicable Laws and, to the knowledge of the Company, is not under investigation with respect to, and has not been threatened to be charged with or given notice of, any material violation of any Law, in each case except for such failures to be in compliance, such investigations or such violations as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

            (b) Since December 31, 2003 (or such later date, if the Company only became subject to the applicable provisions, rules and regulations subsequent to December 31, 2003), the principal executive officer and the principal financial officer of the Company have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the "Sarbanes-Oxley Act") and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq. The principal executive officer and the principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each Company SEC Document filed by the Company. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of the Company or any Company Subsidiaries.

            (c) The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

            (d) The Company has prepared a plan to comply with the requirements of Section 404 of the Sarbanes-Oxley Act on the date by which they must comply with such requirements. The Company is not aware of any reason it will not comply with the requirements of Section 404 of the Sarbanes-Oxley Act on the applicable compliance date.

            (e) The Company has delivered to Parent copies of any written notifications it has received to date since December 31, 2003 of a (i) "significant deficiency" or (ii) "material weakness" in the Company's internal controls. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof.

      Section 3.14 Taxes.

            (a) The Company and each Company Subsidiary have (i) duly and timely filed with the appropriate Governmental Entities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full all Taxes shown as due on such Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and each Company Subsidiary through the date of this Agreement and (v) complied in all material respects with all laws applicable to the withholding and payment over of Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities all material amounts required to be so withheld and paid over.

            (b) There (i) is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or threatened against or with respect to the Company or any Company Subsidiary in respect of any material Taxes or material Tax Returns, and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between the Company or any Company Subsidiary and any authority responsible for such Taxes or Tax Returns.

            (c) The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1991, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid.

            (d) Neither the Company nor any Company Subsidiary has any material liability as a result of being a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the most recent Company Financial Statements.

            (e) None of the Company or any of the Company Subsidiaries has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

            (f) There are no material adjustments under Section 481 of the Code (or similar or analogous provision of state, local or foreign law) for income tax purposes applicable to or required to be made by the Company or any of the Company Subsidiaries as a result of changes in methods of accounting or other events occurring on or before the date hereof.

            (g) There are no Liens on any of the assets or properties of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any material Tax.

            (h) Neither the Company nor any Company Subsidiary has participated in a "listed transaction" within the meaning of Treasury Regulations Section1.6011-4(b)(2) that has not been properly disclosed pursuant to such Regulation on a Tax Return previously made available to Parent.

      Section 3.15 ESPP. No officer, employee, director, consultant, or other service provider to the Company or any of the Company Subsidiaries has any outstanding options to purchase any capital stock of the Company or any of the Company Subsidiaries, other than the rights to purchase Company Common Stock outstanding under the terms of the Company's ESPP.

      Section 3.16 Sufficiency of Real Property, etc. The Owned Real Property and the Leased Real Property (collectively, the "Real Property") constitute all the fee and leasehold interests in real property required for the conduct of the Business as currently conducted. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all buildings, structures, fixtures and improvements included within the Real Property (the "Improvements") are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the knowledge of the Company, there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof.

      Section 3.17 Right-of-Way Agreements and Network Facilities.

            (a) Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each right-of-way agreement, license agreement or other agreement permitting or requiring the Company or any of its Subsidiaries to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities over land, underwater or underground (each, a "Right-of-Way Agreement") is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under any Right-of-Way Agreement, (ii) no event has occurred which, with notice or lapse of time, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder and (iii) no third party has repudiated or has the right to terminate or repudiate any Right-of-Way Agreement.

            (b) To the knowledge of the Company, the Company is not in violation of any Laws which, individually or in combination with any others, would materially and adversely affect the ability of the Company or any of its Subsidiaries to use any of the rights associated with the Right-of-Way Agreements, taken as a whole, in the manner and scope in which such rights are now being used.

            (c) Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

            (i) All Owned Network Facilities and Leased Network Facilities: (x) are in good working order and condition ("Good Condition") individually and in combination; (y) are, individually and in combination, operated, installed, and maintained by the Company, the Company Subsidiaries, or their contractors in a manner that is in compliance with (a) generally accepted industry standards for the United States telecommunications and foreign telecommunications industries (the latter with respect to Owned Network Facilities and Leased Network

      Facilities outside the United States) (together "Industry Standards"), (b) performance requirements in service agreements with customers of Company and its Subsidiaries ("Customer Requirements"), and (c) all Laws, and (z) comply, individually and in combination, with applicable performance standards. The Company and the Company Subsidiaries will maintain or cause Owned Network Facilities and Leased Network Facilities, individually and in combination, to be maintained in Good Condition and in compliance with Performance Standards, Industry Standards, Customer Requirements, and all Laws through the Closing Date.

            (ii) The Company owns, free of liens and other encumbrances, other than Permitted Liens, all right, title, and interest in Owned Network Facilities and will maintain the same through the Closing Date. No third Person can revoke or otherwise encumber or interfere with such right, title, and interest.

            (iii) (x) Each Network Facility Agreement is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of the Company Subsidiaries is in breach of or default under any Network Facility Agreement, (y) no event has occurred which, with notice or lapse of time, would constitute a breach or default by any of the Company or the Company Subsidiaries or permit termination, revocation, other interference with performance of, modification or acceleration by any third party of any Network Facility Agreement, and (z) no third Person has repudiated, revoked, terminated, or otherwise interfered with performance of or has the right to terminate, repudiate, revoke, or otherwise interfere with the performance of any Network Facility Agreement.

      Section 3.18 Brokers. No Persons other than Greenhill & Co., LLC ("Greenhill"), Lazard, Freres & Co. LLC ("Lazard") and J. P. Morgan Securities Inc. ("JPMorgan," and collectively with Greenhill and Lazard, the "Company Financial Advisors") are entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has furnished to Parent and Merger Sub a true, correct and complete copy of each agreement between the Company, any Company Subsidiary and each Company Financial Advisor relating to the Merger and the other transactions contemplated by this Agreement.

      Section 3.19 Employee Benefit Plans and Related Matters; ERISA.

            (a) As soon as practicable (but not later than 20 Business Days) after the date hereof, the Company shall provide Parent with a schedule that sets forth a complete and correct list of the Company Benefit Plans. With respect to each such

Company Benefit Plan, on or before the date such schedule is provided, the Company shall provide to Parent a complete and correct copy of such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust report for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar report filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan and all schedules thereto, (iv) the most recent IRS determination letter, (v) all current summary plan descriptions, (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor, (vii) the most recent actuarial study of any pension, disability, post-employment life or medical benefits provided under any such Company Benefit Plan, (viii) all current employee handbooks and manuals, (ix) statements or other communications regarding withdrawal or other multiemployer plan liabilities (or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by the Company or any Company Subsidiary, if any), (x) all amendments and modifications to any such Company Benefit Plan or related document and (xi) in the case of any such Company Benefit Plan that is maintained primarily for the benefit of employees whose employment is principally outside the United States, information that is substantially comparable (taking into account differences arising from differences in applicable law and practices) to the information required to be provided in the foregoing subclauses of this Section 3.19(a).

            (b) Qualification. Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS, and no event has occurred or circumstance exists since the date of such determination that would adversely affect such qualification. To the knowledge of the Company, each Company Benefit Plan that is maintained outside of the United States meets the conditions to qualify for tax exempt status, if applicable, or for such other favorable classification available in respect of such Company Benefit Plan under applicable Law. All amendments and actions required to bring each Company Benefit Plan into material conformity with the applicable provisions of ERISA, the Code and other applicable Law have been made or taken, except to the extent such amendments or actions are not required by Law to be made or taken until after the Closing Date. Each Company Benefit Plan has been operated in all material respects in accordance with applicable Law.

            (c) Liability. There has been no event or circumstance that has resulted in any material liability to the Company or any of the Company Subsidiaries under or pursuant to Title I or IV of ERISA, the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans or any applicable provision of Law in any jurisdiction outside of the United States. There has not been any event or circumstance that could reasonably be expected to result in any material liability (other than for the payment of benefits in a commercially reasonable manner consistent with industry practice) in respect of the Company Benefit Plans. Except as is otherwise reflected in the Financial Statements, there are no "unfunded benefits liabilities" in respect of any Company Benefit Plan that is a defined benefit or similar type plan.

            (d) Acceleration or Increases in Compensation. There is no contract, agreement, plan or arrangement to which the Company or any of the Company Subsidiaries is a party covering any employee, former employee, officer, director, shareholder or contract worker of the Company or any of the Company Subsidiaries, which, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to Section 280G of the Code or would otherwise result in the acceleration of payment of any benefits or a material increase in the amount of benefits (including, without limitation, any indemnity or redundancy pay) payable, whether pursuant to the terms of any such Company Benefit Plan, at Law, by contract or otherwise, the entering into, or the consummation of the transactions contemplated by, this Agreement.

            (e) Independent Contractors. The Company and each of the Company Subsidiaries has properly classified all individuals (including but not limited to independent contractors and leased employees) under applicable Law, except where failure to properly classify such person would not result in material employment or benefit liability to the Company or the Company Subsidiaries. Any person (other than the non-employee members of the Company's board of directors) providing services to the Company or any of the Company Subsidiaries who has not been classified as an employee is not eligible to participate in any Company Benefit Plan and is not entitled to receive any benefits or other compensation under or pursuant to any such Company Benefit Plan in respect of such non-employee service.

      Section 3.20 Employees, Labor Matters. As soon as practicable (but not later than 20 Business Days) after the date hereof, the Company shall provide Parent with a schedule that sets forth a complete and correct list of each collective bargaining agreement to which any of the Company or any of the Company Subsidiaries is party or by which any such entity may be bound. Since April 20, 2004, there has not occurred nor, to the knowledge of the Company has there been threatened, any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity or organizing campaign with respect to any employees of the Company or any of the Company Subsidiaries. There are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries.

      Section 3.21 Intellectual Property Rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

            (a) The Company and the Company Subsidiaries are the exclusive owners of all Owned Intellectual Property that is issued as a patent, the subject of a patent application, registered or subject to an application for registration, free and clear of any Liens other than Permitted Liens. The Owned Intellectual Property, together with the Intellectual Property used pursuant to the Intellectual Property Licenses, constitutes all of the Intellectual Property necessary to the conduct of the Business as currently conducted. Immediately after the Effective Time, the Company and the Company Subsidiaries shall own or have licensed to them all the Company Intellectual Property, in each case free from Liens other than Permitted Liens, on the same terms and conditions as in effect prior to the Effective Time. "Owned Intellectual Property" means all material Intellectual Property owned by the Company or any of the Company Subsidiaries.

            (b) To the knowledge of the Company, the conduct of the Business does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property. To the knowledge of the Company, none of the Company Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Company. None of the Company Intellectual Property is subject to any outstanding Order by or with any court, tribunal, arbitrator or other Governmental Entity.

            (c) The Company or one of the Company Subsidiaries has taken all actions reasonably necessary to ensure full ownership (including by assignment from employees and from other Persons performing services for the Company or any Company Subsidiary), protection and enforceability of the Owned Intellectual Property under any applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances). Each of the Company and each Company Subsidiary has taken all actions reasonably necessary to maintain the secrecy of all non-public Intellectual Property, including Trade Secrets, used in the Business (including requiring the execution of valid and enforceable confidentiality agreements by employees or any other Person to whom such non-public Intellectual Property is made available). To the knowledge of the Company, none of the Company or any Company Subsidiary is using or enforcing any Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property or Trade Secret.

      Section 3.22 Contracts.

            (a) Except as listed in Section 3.22(a) of the Company Disclosure Letter, and except for Company Benefit Plans, neither the Company nor any Company Subsidiary is a party to or bound by, as of the date hereof:

            (i) any agreement relating to Indebtedness (other than agreements among direct or indirect wholly owned Company Subsidiaries) in excess of $10,000,000;

            (ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries in which the Company or any Company Subsidiary owns any interest valued at more than $10,000,000 without regard to percentage voting or economic interest (unless pursuant to such agreement or arrangement the Company and/or the Company Subsidiaries, as the case may be, do not have a future funding obligation likely to require funding of more than $10,000,000 in the aggregate);

            (iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any material business or material real property (whether by merger, sale of stock, sale of assets or otherwise);

            (iv) any material agreement other than an agreement with respect to compensation or similar arrangements not involving a director of the Company or one of the officers of the Company for purposes of Section 16 of the Exchange Act and any agreement entered into in a commercially reasonable manner consistent with industry practice with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any Company Subsidiary, (B) any Person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by the Company or any Company Subsidiary or (C) any current or former director or officer of the Company or any Company Subsidiary;

            (v) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which the Company or the Company Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business including any covenant not to compete or could require the disposition of any material assets or line of business of the Company or the Company Subsidiaries;

            (vi) any sales, distribution, agency or other similar agreement providing for the sale by the Company or any Company Subsidiary of materials, supplies, goods, services, equipment or other assets that are material to the

      Company and the Company Subsidiaries taken as a whole and involving payments to the Company in excess of $17,500,000 annually;

            (vii) any agreement relating to any material interest rate, currency or commodity derivatives or hedging transaction;

            (viii) any agreement (including keepwell agreement) under which (A) any Person (other than the Company or a Company Subsidiary) has directly or indirectly guaranteed any liabilities or obligations of the Company or any Company Subsidiary or (B) the Company or any Company Subsidiary has directly or indirectly guaranteed liabilities or obligations of any other Person (other than the Company or a Company Subsidiary) (in each case other than endorsements for the purpose of collection in a commercially reasonable manner consistent with industry practice), unless such guarantor obligation is less than $10,000,000;

            (ix) any material "take-or-pay" agreements; or

            (x) any agreement the termination or breach of which or the failure to obtain consent in respect of is likely to have a Company Material Adverse Effect.

            (b) The agreements, commitments, arrangements and plans listed or required to be listed in Section 3.22(a) of the Company Disclosure Letter are referred to herein as the "Company Contracts." Each Company Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Company Contract. True, correct and complete copies of (i) each such Company Contract (including all modifications and amendments thereto and waivers thereunder) and
(ii) all form contracts, agreements or instruments used in and material to the Business have been made available to Parent.

      Section 3.23 Environmental Laws and Regulations. Except as disclosed in
Section 3.23 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse
Effect:

            (a) The Company and each Company Subsidiary has complied and is in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits.

            (b) No notice of violation, notification of liability, demand, request for information, citation, summons or order has been received by the Company or any Company Subsidiary, no complaint has been filed, no penalty or fine has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Person involving the Company or any Company Subsidiary relating to or arising out of any Environmental Law.

            (c) No Hazardous Substances are or were located and no disposal or Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or, to the knowledge of the Company at the time of the cessation of such ownership, lease, operation or use, formerly owned, leased, operated or used by the Company, any Company Subsidiary or any predecessors in interest that, in each case, has resulted in or would reasonably be expected to result in any material cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law.

            (d) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other Person, has caused or taken any action that could reasonably be expected to result in any material liability or obligation relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary or any of their respective predecessors in interest, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances.

            (e) The Company has provided to Parent all material environmental site assessments, audits, investigations and studies in the possession, custody or control of the Company or any Company Subsidiary relating to properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary.

            (f) Neither the Company nor any Company Subsidiary has been in businesses other than those related to the provision of telecommunication services that would reasonably be expected to present environmental issues of a materially different scope or magnitude than those presented in the provision of telecommunication services. Without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary has operated or currently operates: (i) any manufacturing facilities; (ii) any facilities that are or have been permitted under the Resource Conservation and Recovery Act; or (iii) any business that manages the hazardous wastes of any unrelated party. The representations contained in this Section 3.23(f) shall not deemed to be breached unless the operation or ownership of such other business or businesses has resulted in any material cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law.

      Section 3.24 Insurance Coverage. The Company and the Company Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industries in which the Company and the Company Subsidiaries operate. Except as would not reasonably be expected to have a Company Material Adverse Effect, all such insurance policies are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, this Agreement or the consummation of any of the transactions contemplated hereby.

      Section 3.25 Consent Decrees. Section 3.25 of the Company Disclosure Letter sets forth a list of all material consent decrees to which the Company and the Company Subsidiaries are subject and any material voluntary agreements with any state or federal agency that impose any continuing duties on the Company, including any additional reporting or monitoring requirements.

      Section 3.26 Foreign Corrupt Practices and International Trade Sanctions. Neither the Company, nor any Company Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, in each case, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

      Section 3.27 Compliance with Governance Requirements. The Company is in compliance in all material respects with the permanent injunction entered by the United States District Court for the Southern District of New York against the Company's predecessor company on November 26, 2002 and such court's related June 11, 2003 and December 17, 2003 orders.

      Section 3.28 Opinions of Financial Advisors. The Company has received opinions from Greenhill, Lazard and JPMorgan, dated as of February 13, 2005, to the effect that, as of the date of such opinions and subject to the procedures followed, and the qualifications and limitations set forth therein, the Merger Consideration (without giving effect to any adjustment pursuant to Section 1.10), the Special Cash Dividend and the $0.40 per share cash dividend declared by the Board of Directors of the Company on February 11, 2005, taken together, are fair, from a financial point of view to the holders of shares of Company Common Stock.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Except as otherwise disclosed to the Company in a letter (the "Parent Disclosure Letter") delivered to it by Parent and Merger Sub prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article IV to which the information in such letter relates) or as set forth in the Parent SEC Documents filed prior to the date hereof (excluding any disclosures included in any such Parent SEC Document that are predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:

      Section 4.1 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub have all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.

      Section 4.2 Capitalization.

            (a) Parent owns all right, title and interest in and to all the outstanding membership interests of Merger Sub free and clear of any Liens.

            (b) As of the date of this Agreement, the authorized capital stock of Parent consists of 4,250,000,000 shares of Parent Common Stock and 250,000,000 shares of preferred stock, par value $ 0.10 per share ("Parent Preferred Stock"). At the close of business on February 11, 2005, (i) 2,774,865,381 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 5,623,033 shares of Parent Common Stock were held in treasury by Parent, and (iv) 200,000,000 shares of Parent Common Stock were reserved for issuance pursuant to Parent's stock option plans. Except as set forth above, as of February 11, 2005, no shares of capital stock of Parent were issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock that may be issued pursuant to the exercise of outstanding options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or similar rights.

            (c) There are no preemptive or similar rights on the part of any holder of any class of securities of the Parent or any of its Significant Subsidiaries. Neither the Parent nor any of its Significant Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Parent or any such Significant Subsidiary on any matter submitted to shareholders or a separate class of holders of capital stock. Except as set forth in Section 4.2(c) of the Parent Disclosure Letter, as of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Parent or any of the Significant Subsidiaries is a party or by which any of them is bound (i) obligating the Parent or any of the Significant Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of the Parent or any Significant Subsidiary, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Parent or any Significant Subsidiary, (ii) obligating the Parent or any Significant Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Parent or any Significant Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of the Parent or any of the Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Parent or any of the Significant Subsidiaries.

      Section 4.3 Authorization. Parent and Merger Sub have all requisite corporate and limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary actions of Parent and Merger Sub, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub, as the case may be, are necessary for Parent or Merger Sub to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      Section 4.4 Consents and Approvals; No Violations.

            (a) The execution and delivery of this Agreement by Parent and Merger Sub do not and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not (i) conflict with any provision of the certificate of incorporation or by-laws or any other organizational documents of Parent or Merger Sub, (ii) violate any Law or Order (assuming compliance with the matters set forth in Section 4.4(b)); (iii) result in any violation of or default or loss of a benefit under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license or result in the creation or imposition of any Lien upon any properties or assets of the Parent or any Parent Subsidiary; or (iv) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for each of Parent and Merger Sub to conduct its business as currently conducted, except, in the case of clauses (ii) or (iii), for such violations that, in the aggregate, have not had and would not reasonably be expected to result in a Parent Material Adverse Effect and as would not reasonably be expected to materially delay or impair the consummation of the Merger.

            (b) No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent of Merger Sub of the transactions contemplated hereby, except for (i) compliance by Parent and Merger Sub with the HSR Act and such foreign antitrust and competition law requirements set forth in Section 4.4(b)(i) of the Parent Disclosure Letter, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) the filing with the SEC of (A) the Proxy Statement and Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the registration statement on Form S-4 promulgated under the Securities Act and (C) such reports under and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices with or to the FCC, (v) the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices with or to the State Commissions set forth in Section 4.4(b)(v) of the Parent Disclosure Letter; and (vi) the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices with or to those foreign Governmental Entities regulating competition and telecommunications businesses or the use of radio spectrum or regulating or limiting investment set forth in Section 4.4(b)(vi) of the Parent Disclosure Letter.

      Section 4.5 SEC Reports; Financial Statements.

            (a) Parent has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished with or by it to the SEC since December 31, 2003 (the "Parent SEC Documents"). As of its respective date, each of the Parent SEC Documents, complied when filed or furnished and as amended in all material respects with the requirements of the Exchange Act or the

Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and did not, and any Parent SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The consolidated financial statements of Parent and its consolidated Subsidiaries included in the Parent SEC Documents have been derived from the accounting books and records of Parent and its consolidated Subsidiaries and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). The consolidated balance sheets included in such consolidated financial statements present fairly in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated statements of income and consolidated statements of cash flows included in such consolidated financial statements present fairly in all material respects the results of operations and cash flows of Parent and its consolidated Subsidiaries for the respective periods indicated.

      Section 4.6 Absence of Undisclosed Liabilities. Parent and its Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in the consolidated balance sheet of the Parent and its Subsidiaries included in the Parent Financial Statements (or readily apparent in the notes thereto), (b) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since the date of such balance sheet, and (c) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      Section 4.7 Form S-4; Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus, at the date such Proxy Statement is first mailed to stockholders of the Company, and at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information contained or incorporated by reference in the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time the Form S-4 becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made in the Form S-4 based on information supplied by the Company in writing for inclusion in the Form S-4. The Form S-4 will comply as to form in all material respects with all Laws.

      Section 4.8 Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as set forth in Schedule 4.8 of the Parent Disclosure Letter, for the period beginning September 30, 2004 until the date hereof, the Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since December 31, 2003, there have not been any changes, circumstances or events that, individually and in the aggregate, have had or would reasonably be expected to result in a Parent Material Adverse Effect.

      Section 4.9 Litigation. Except as set forth in Section 4.9 of the Parent Disclosure Letter, there is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending, affecting or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries, or their respective properties or rights that, individually and in the aggregate for any such matters premised on common legal theories and similar facts, would reasonably be expected to result in a Parent Material Adverse Effect. Except as set forth in
Section 4.9 of the Parent Disclosure Letter, there is no Order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

      Section 4.10 Compliance with Laws. Each of the Parent and its Subsidiaries is, and since December 31, 2003, has been in compliance with all applicable Laws and, to the knowledge of the Parent, is not under investigation with respect to, and has not been threatened to be charged with or given notice of, any violation of any Law, in each case except for such failures to be in compliance, such investigations or such violations as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

      Section 4.11 Brokers. No Person other than Bear, Stearns & Co. Inc. (the "Parent Financial Advisor") is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      Section 5.1 Covenants of the Company. From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing or except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in a commercially reasonable manner consistent with industry practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with industry practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in
Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement or as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of Parent, the Company shall not, and shall not permit any Company Subsidiary to:

            (a) adopt or propose any change in the Company's certificate of incorporation or by-laws;

            (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, other than (x) pursuant to Section 6.16 of this Agreement, (y) regular quarterly cash dividends consistent with past practice (which in no event shall exceed $1,947,000,000 in the aggregate since February 1, 2005) which are paid prior to the Special Cash Dividend or (z) dividends or distributions by wholly owned Company Subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, other than pursuant to the Company Stock Plans and the redemption of Company Rights;

            (c) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for or convertible into such capital stock or similar security) (other than (i) issuances of Company Common Stock (and the associated Company Rights) in connection with the ESPP, Company Restricted Shares or Other Equity-Based Awards, in each case, in accordance with their terms (it being understood that grants of Company Restricted Shares and Other Equity-Based Awards after the date hereof shall be in accordance with Schedule 5.1(g) of the Disclosure Letter), (ii) issuances by a wholly owned Company Subsidiary of capital stock to such Company Subsidiary's parent or another wholly owned Company Subsidiary, (iii) issuances in accordance with the Rights Agreement, and (iv) issuances pursuant to the Chapter 11 Plan);

            (d) merge or consolidate with any Person (other than the Company or a wholly owned Company Subsidiary) or acquire a material amount of the assets or equity of any other Person (other than the Company or a Company Subsidiary), other than (i) acquisitions disclosed on the Section 5.1(d) of the Company Disclosure Letter and (ii) acquisitions the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed $50,000,000 for any individual acquisition, or $100,000,000 in the aggregate;

            (e) sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a Company Subsidiary) except (i) pursuant to existing written contracts or commitments (the terms of which have been disclosed in writing to Parent prior to the date hereof), (ii) sales of network capacity in the ordinary course consistent with past practice, (iii) sales of assets listed on Schedule 9.12 or (iv) in an amount not in excess of $50,000,000 in the aggregate;

            (f) (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (x) by the Company or any Company Subsidiary to or in the Company or any Company Subsidiary or (y) pursuant to any contract or other legal obligation existing at the date of this Agreement set forth on Section 5.1(f) of the Company Disclosure Letter, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except Indebtedness incurred in the ordinary course of business not to exceed $25,000,000 in the aggregate, Indebtedness in replacement of existing Indebtedness on customary commercial terms, and guarantees by the Company of Indebtedness of wholly owned Subsidiaries of the Company or guarantees by Subsidiaries of Indebtedness of the Company, or (iii) other than in the ordinary course of business consistent with past practice or as set forth in the Company's capital budget, a copy of which was delivered to Parent prior to the date hereof, make or commit to make any capital expenditure;

            (g) amend or otherwise modify benefits under any Company Benefit Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan, except (i) as reasonably appropriate to reflect changes in applicable Law or generally accepted accounting principles, (ii) in the ordinary course of business, consistent with existing policies and practices, or (iii) as identified on Schedule 5.1(g) of the Disclosure Letter;

            (h) grant any increase in the compensation or benefits of directors, officers, employees or consultants of the Company or any Company Subsidiary, provided, however, that the Company or any of its Subsidiaries may grant increases in base salaries in the ordinary course of business consistent with existing policies and practices (including pursuant to the Company's "focal point review" and the Company's salary administration program outlined on
Schedule 5.1(g) of the Disclosure Letter), so long as such increases, in the aggregate, do not exceed 4% in any calendar year;

            (i) enter into or amend or modify any severance, consulting, retention or employment agreement, plan, program or arrangement, (i) other than in the ordinary course of business, consistent with existing policies and practices or (ii) except as identified on Schedule 5.1(i) of the Disclosure Letter;

            (j) hire or terminate the employment or contractual relationship of any officer, employee or consultant of the Company or any Company Subsidiary, as the case may be, other than hirings or terminations (i) in the ordinary course, consistent with existing policies and practices, (ii) identified on Schedule 5.1(i) of the Disclosure Letter or (iii) that, individually and in the aggregate, would not result in (x) in the case of hirings, a material increase in the number of persons providing services to the Company and its Subsidiaries in all such capacities, (y) in the case of hirings, a material increase in the aggregate payroll and other benefits costs to the Company or such Company Subsidiary (such increase to be determined, in the case of a hiring to replace an employee or other service provider in a pre-existing position based solely on the costs in excess of the costs associated with the replaced service provider), and (z) in the case of terminations, material liability to the Company or any of its Subsidiaries in excess of the costs savings, if any, directly derived from such terminations;

            (k) settle or compromise any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (each, a "Proceeding") or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding other than
(i) such settlements and compromises that (A) relate to Taxes (which are the subject of Section 5.1(l)), (B) relate to Bankruptcy Claims (which are the subject of Section 6.18), (C) are in the ordinary course consistent with past practice or (D) do not require payments by the Company in excess of $10,000,000 and (ii) such consents, decrees, injunctions or similar restraints or forms of equitable relief that, individually or in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole;

            (l) (i) make or rescind any material election relating to Taxes,
(ii) settle or compromise any Proceeding relating to Taxes (other than Taxes that relate to Bankruptcy Claims (which are the subject of Section 6.18)), (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Code Section 401(a), (iv) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes, or (v) except as required by Law, change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2003;

            (m) other than in the ordinary course of business consistent with past practice or the indenture amendments disclosed in Section 3.7 of the Company Disclosure Letter, (i) modify or amend in any material respect or terminate any Company Contract, (ii) enter into any successor agreement to an expiring Company Contract that changes the terms of the expiring Company Contract in a way that is materially adverse to the Company or any Company Subsidiary, or (iii) enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date hereof;

            (n) enter into or renew or extend any agreements or arrangements that limit or otherwise restrict the Company or any of the Company Subsidiaries or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Parent or any of its Affiliates (including the Surviving Entity) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, after giving effect to the Merger;

            (o) change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP or by a Governmental Entity;

            (p) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering the Company or the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

            (q) adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries organized in jurisdictions other than the United States or any political subdivision thereof;

            (r) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions to the consummation of the Merger set forth in Article VII not being satisfied or (ii) materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

            (s)   agree or commit to do any of the foregoing.

      Section 5.2 Covenants of Parent. From the date of this Agreement until the Effective Time, unless the Company shall otherwise consent in writing, or except as set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise expressly provided for in this Agreement, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and shall use all commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it and maintain its current rights and franchises, subject to the terms of this Agreement. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise expressly provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of the Company, Parent shall not, and shall not permit any Subsidiary of Parent to:

            (a) adopt or propose any change in its certificate of incorporation or by-laws or other comparable organizational documents in a manner that would adversely affect the economic benefits of the Merger to the Company's stockholders;

            (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for dividends or distributions by wholly owned Subsidiaries of Parent for the declaration and payment of regular quarterly cash dividends or for any distribution of stock or property for which adjustment is made pursuant to Section 1.12;

            (c) take or omit to take any action, including engaging in an acquisition of a business, that would be reasonably likely to prevent the consummation of the Merger by the Outside Date; or

            (d)   agree or commit to do any of the foregoing.

      Section 5.3 Certain Actions. If, in conformity with Section 5.2(c), Parent or any Subsidiary of Parent takes any action that is reasonably likely to materially delay the consummation of the Merger, including engaging in an acquisition of a business which is reasonably likely to result in its being materially more difficult to obtain any approval or authorization required in connection with the Merger under Laws, Parent or such

Subsidiary shall, or shall authorize the Company or its Subsidiaries to, take all necessary Specified Efforts to consummate the Merger, notwithstanding anything to the contrary in Section 6.4(e). If such action results in a delay of the consummation of the Merger, then, during the period after which the Merger would otherwise have been consummated, Parent shall not be entitled to invoke the condition set forth in Section 7.2(f) or the condition set forth in Section 7.2(a), except to the extent the failure of such conditions to be satisfied is caused by a breach of a representation or warranty caused by the Company during such period.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      Section 6.1 Preparation of Proxy Statement.

            (a) As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare and file with the SEC mutually acceptable proxy materials that shall constitute the Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus") and Parent shall prepare and file the Form S-4. The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Parent's prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

            (b) Each of Parent and the Company shall use commercially reasonable efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby.

            (c) Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement/Prospectus received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications prior to filing such with the SEC, and will promptly provide the Company with a copy of all such filings and communications made with the SEC.

            (d) The Company will use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4.

            (e) If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

      Section 6.2 Stockholders Meeting; Company Recommendation. The Company shall duly take all lawful and commercially reasonable action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable after the S-4 Registration Statement is declared effective (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval with respect to the adoption of this Agreement and shall take all lawful and commercially reasonable action to solicit the adoption of this Agreement by the Company Stockholder Approval; and the Board of Directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company to the effect as set forth in Section 3.4(b) (the "Company Recommendation"), and shall not withdraw, modify or qualify (a "Change") in any manner adverse to Parent such recommendation or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation including, without limitation, approving or recommending a third party Takeover Proposal with respect to the Company or failing to recommend the adoption of this Agreement (collectively, a "Change in the Company Recommendation"); provided that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 6.5(c).

      Section 6.3 Access to Information; Confidentiality. Upon reasonable notice, the Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, "Representatives") of Parent access during normal business hours to all of the Company's and its Subsidiaries' properties, books, records, contracts, commitments and personnel and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent (a) a copy of each report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws or a Governmental Entity, and (b) all other information as Parent may reasonably request; provided that the Company may restrict the foregoing access to the extent required by applicable Law and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. In addition, the Company shall use best efforts to furnish, within twelve weeks of the date hereof, to Parent the items listed on Section 6.3 of the Company Disclosure Letter. The Company shall (i) keep Parent reasonably informed from time to time as to status and developments regarding any audit, investigation, claim, suit or other proceeding with respect to Taxes and (ii) provide to Parent, when available and prior to filing, drafts of any U.S. federal, U.K., French and German income Tax Returns relating to the Company or any Company Subsidiary. All information furnished pursuant to this Section 6.3 shall be subject to the confidentiality agreement, dated as of September 10, 2004, between the Company and Parent (the "Confidentiality Agreement"). No investigation pursuant to this
Section 6.3 shall affect the representations, warranties or conditions to the obligations of the parties contained herein.

      Section 6.4 Commercially Reasonable Efforts.

            (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement in the most expeditious manner practicable after the date of this Agreement, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act in the most expeditious manner practicable.

            (b) To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company and Parent shall, in connection with the efforts referenced above to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party's legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and
(iv) to the extent permitted by such Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Communications Act of 1934, as amended, and the rules and regulations thereunder, the laws, rules, regulations and orders of the state public service or public utility commissions, or similar state regulatory bodies regulating telecommunications businesses or the use of radio spectrum, Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

            (c) To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company and Parent shall, in connection with the efforts referenced above, obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement and will use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Governmental Entities regulating competition and telecommunications businesses or the use of radio spectrum or regulating or limiting investment and State agencies or departments or local governments that have issued competitive access provider or other telecommunications franchises or any other similar authorizations.

            (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the Company and the Parent shall use its commercially reasonable efforts (which for these purposes shall include taking Specified Efforts (as defined below)) to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

            (e) If necessary to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger or the transactions contemplated hereby relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law, each of Parent and the Company shall cooperate with each other and take such lawful steps as shall be necessary or appropriate to secure such end ("Specified Efforts"); provided that neither Parent nor the Company shall be required to take any Specified Efforts to the extent that such Specified Efforts, individually or in the aggregate, would reasonably be expected to have a Specified Material Adverse Effect. "Specified Material Adverse Effect" means a Company Material Adverse Effect or a Parent Material Adverse Effect following the Effective Time (provided, however, that for purposes of determining whether any adverse effect upon Parent constitutes a Parent Material Adverse Effect for purposes of this definition of Specified Material Adverse Effect, Parent and its Subsidiaries, taken as a whole, shall be deemed to be a consolidated group of entities of the size and scale of the Company and its Subsidiaries, taken as a whole).

      Section 6.5 No Solicitation.

            (a) The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries to, and the Company shall use its commercially reasonable efforts to cause its and its Subsidiaries' respective Representatives not to, directly or indirectly (i) initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal (as defined in Section 6.5(e)), (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal, or (iii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that (A) constitutes any Takeover Proposal or (B) requires the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to the receipt of the Company Stockholder Approval, the Company may, in response to a bona fide written Takeover Proposal that was unsolicited and did not otherwise result from a breach of this Section 6.5(a), and subject to compliance with Section 6.5(c):

            (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions no less restrictive than those contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not be required to contain standstill provisions and shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to Section 6.5(b), and provided further that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person; and

            (y) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;


provided, in each case, that the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that (i) the failure to furnish such information or participate in such discussions or negotiations could be reasonably expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law and (ii) such Takeover Proposal could reasonably be expected to lead to a Superior Proposal (as defined in Section 6.5(e)). The Company shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and will request the prompt return of any confidential information previously furnished to such Persons in connection therewith, and (B) use its commercially reasonable efforts promptly to inform its Representatives of the obligations undertaken in this Section 6.5. Without limiting the foregoing, any violation of the restrictions set forth in this
Section 6.5 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.5 by the Company.

            (b) As promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 24 hours after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover

Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry, and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). The Company shall keep Parent fully informed on a current basis of the status of any such Takeover Proposal, including, without limitation, any changes to the terms and conditions thereof, and promptly provide Parent with copies of all Takeover Proposals (and modifications thereof) and related agreements, draft agreements and modifications thereof.

            (c) Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) effect a Change in the Company Recommendation or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Company Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal or an Intervening Event, effect a Change in the Company Recommendation, provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would be reasonably expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, and provided, further, that the Board of Directors of the Company may not effect such a Change in the Company Recommendation unless (i) the Board of Directors shall have first provided prior written notice to Parent that it is prepared to effect a Change in the Company Recommendation in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (ii) Parent does not make, within five Business Days after the receipt of such notice (or, in the event of a Takeover Proposal that has been materially revised or modified, within two Business Days of such modification, if later), a proposal that the Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the stockholders of the Company as such Superior Proposal or obviates the need for a Change in the Company Recommendation as a result of the Intervening Event, as the case may be. The Company agrees that, during the five Business Day period prior to its effecting a Change in the Company Recommendation, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent. Notwithstanding any Change in the Company Recommendation as a result of an Intervening Event, Parent shall have the option, exercisable within five Business Days after such Change in the Company Recommendation, to cause the Board of Directors to submit this Agreement to the stockholders of the Company for the purpose of adopting this Agreement and approving the Merger. If Parent exercises such option, Parent shall not be entitled to terminate this Agreement pursuant to Section 8.1(c)(iii). If Parent fails to exercise such

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
option, the Company may terminate this Agreement pursuant to and in accordance with Section 8.1(d)(ii).

            (d) Nothing contained in this Section 6.5 shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal or making any disclosure to the stockholders of the Company if the Board of Directors determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure could be reasonably expected to result in a of breach its fiduciary duties to the stockholders of the Company under applicable Law, provided, however that neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by Section 6.5(c), effect a Change in Company Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal.

            (e)   For purposes of this Agreement:


      "Intervening Event" shall mean an event, unknown to the Board of Directors of the Company as of the date hereof, which becomes known prior to the Company Stockholder Approval and which causes the Board of Directors to conclude in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that its failure to effect a Change in the Company Recommendation would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law.

      "Takeover Proposal" means any proposal or offer in respect of (i) a merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving (x) the Company or (y) any of the Company Subsidiaries which represent, individually or in the aggregate, 15% or more of the Company's consolidated assets (any of the foregoing, a "Business Combination Transaction") with any Person other than Parent, Merger Sub or any Affiliate thereof (a "Third Party") in which such Third Party or the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 15% of the Company's outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of more than 15% of any class of its voting equity securities as consideration for assets or securities of a Third Party, or (ii) any direct or indirect acquisition, whether by tender or exchange offer or otherwise, by any Third Party of 15% or more of any class of capital stock of the Company or of 15% or more of the consolidated assets of the Company and the Company Subsidiaries, in a single transaction or a series of related transactions.

      "Superior Proposal" means any bona fide written proposal or offer made by a Third Party in respect of a Business Combination Transaction involving, or any transaction involving the purchase or acquisition of, (i) all or substantially all of the voting power of the Company's capital stock or (ii) all or substantially all of the consolidated assets of the Company and the Company Subsidiaries, which transaction the Board of Directors determines in good faith, after consultation with its outside counsel and a financial advisor of nationally recognized reputation, (x) would be, if consummated, more favorable to the stockholders of the Company than the Merger and the Special Cash Dividend, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement) as well as any other factors deemed relevant by the Board of Directors, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

      Section 6.6 Employee Matters.

            (a) Until the first anniversary of the Effective Time (the "Benefits Continuation Period"), the Surviving Entity shall pay or cause to be paid to each employee of the Company and the Company Subsidiaries who continues as an employee of the Company, the Company Subsidiaries or the Surviving Entity during the Benefits Continuation Period (the "Continuing Employees") a base salary at a rate not less than the rate of such base salary in effect at the Effective Time. During the Benefits Continuation Period, the Surviving Entity shall provide or cause to be provided an incentive compensation opportunity not less than the incentive compensation opportunity in effect at the Effective Time. The Surviving Entity shall also provide or cause to be provided to any Continuing Employee during the Benefits Continuation Period medical benefits and other welfare benefit plans, programs and arrangements (i) that are substantially comparable to those provided under the Company Benefit Plans as in effect at the Effective Time; (ii) which are substantially comparable to those provided to management employees of the Parent or its Subsidiaries; or (iii) any combination of the foregoing; provided that (x) with respect to Continuing Employees who are subject to collective bargaining or employment agreements (including change in control agreements), compensation, benefits and payments shall be provided in accordance with such agreements, and the Surviving Entity expressly assumes such collective bargaining or employment agreements (including change in control agreements) and (y) during the Benefits Continuation Period, the Surviving Entity shall pay, subject to such terms and conditions as it shall establish, any such Continuing Employee whose employment is involuntarily terminated by the Parent, the Surviving Entity or any of their Subsidiaries without cause an amount of severance pay in cash equal to the amount of cash severance pay that would have been payable to such Continuing Employee under the terms of the severance plan maintained by the Company and its Subsidiaries and applicable to such Continuing Employee immediately prior to the date of this Agreement. The foregoing provisions of this Section 6.6 shall not be construed or interpreted to restrict in any way the Surviving Entity's or Parent's ability to amend, modify or terminate any Company Benefit Plan (including, without limitation, to change the entities who administer such Company Benefit Plans, or the manner in which such Company Benefits Plans are administered) to the extent not inconsistent with such foregoing restrictions or any other plan made available to the Continuing Employees or to terminate any person's employment at any time or for any reason.

            (b) The Surviving Entity shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Entity that an employee of the Company or any of the Company Subsidiaries is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the Effective Time under the relevant Company Benefit Plan in which such employee participated, (ii) provide each such employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) to the extent that any Continuing Employee is allowed to participate in any employee benefit plan of the Parent, the Surviving Entity or any of their Subsidiaries following the Effective Time, cause such plan to recognize the service of such Continuing Employee with the Company and the Company Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and benefit accrual (but not for benefit accrual under any defined benefit, retiree welfare or similar plan) to the same extent such service was recognized by the Company and the Company Subsidiaries under any similar Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

            (c) With respect to matters described in this Section 6.6, the Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any written notices or other communication materials (including, without limitation, any postings to any website) to its employees or former employees of the Company or any Company Subsidiary. Prior to the Effective Time, the Company shall provide Parent with reasonable access to such employees or former employees for purposes of Parent providing notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this Section 6.6; provided that such notices or other communication materials are approved in advance by the Company, which approval shall not be unreasonably withheld.

            (d) The Company and each of its Subsidiaries shall (i) provide any and all notices to, (ii) make any and all filings or registrations with, and
(iii) obtain any and all consents or approvals of, any labor organization, works council or any similar entity, council or organization, required to be made or obtained in connection with this Agreement or the consummation of the transactions contemplated hereby.

            (e) The Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock subject to any Other Company Equity-Based Award and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Other Company Equity-Based Award (and to maintain the current status of the prospectus contained therein) for so long as such Other Company Equity-Based Award remains outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16 of the Exchange Act, where applicable, the Parent shall use all reasonable efforts to administer any applicable Company Stock Plan in a manner that complies with Rule 16b-3 under the Exchange Act to the extent such Company Stock Plan complied with such rule prior to the Effective Time.

      Section 6.7 Fees and Expenses. Subject to Section 8.3, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement/Prospectus and the Form S-4 and any amendments or supplements thereto, and the solicitation of the Company Stockholder Approval and all other matters related to the transactions contemplated hereby.

      Section 6.8 Directors' and Officers' Indemnification and Insurance.

            (a) From and after the Effective Time the Surviving Entity shall, and Parent shall cause the Surviving Entity to, (i) indemnify and hold harmless, against any costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and the Company Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and the Company Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by Law, (ii) include and cause to be maintained in effect in the Surviving Entity's (or any successor's) certificate of incorporation and bylaws, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company's Constituent Documents and
(iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance ("D & O Insurance") maintained by the Company (provided that the Surviving Entity (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); and provided, further, that in no event shall the Surviving Entity be required to expend in any one year more than 200% of the current annual premium expended by the Company and the Company Subsidiaries to maintain or procure such D & O Insurance immediately prior to the Effective Time (such 200% amount, the "Maximum Annual Premium"); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In addition, the Company may purchase a six-year "tail" prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the insured than the existing D & O Insurance maintained by the Company; provided, that the amount paid by the Company shall not exceed six times the Maximum Annual Premium. If such "tail" prepaid policy has been obtained by the Company prior to the Closing, (i) the Surviving Entity shall not be obligated to maintain D & O Insurance as described above, and (ii) the Surviving Entity shall, and Parent shall cause the Surviving Entity to, maintain such "tail" policy in full force and effect, for its full term, and continue to honor their respective obligations thereunder. The obligations of the Surviving Entity under this
Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8).

            (b) If the Surviving Entity or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving Entity or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Entity shall assume all of the obligations set forth in this Section 6.8.

      Section 6.9 Public Announcements. Parent and the Company shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements or communications with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement or communication with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

      Section 6.10 Notification of Certain Matters. The Company shall use its commercially reasonable efforts to give prompt notice to Parent, and Parent shall use its commercially reasonable efforts to give prompt notice to Company, to the extent that either acquires actual knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as of the date hereof or as of the Closing Date and (ii) any failure of Parent, Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      Section 6.11      Accountant's Letters.

            (a) Parent shall use its commercially reasonable efforts to cause to be delivered to the Company two letters from Parent's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            (b) The Company shall use its commercially reasonable efforts to cause to be delivered to Parent two letters from the Company's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

      Section 6.12 Listing of Shares of Parent Common Stock. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

      Section 6.13 Affiliates. Not later than 45 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted to the stockholders of the Company for the Company Stockholder Approval, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use commercially reasonable efforts to cause each person identified on such list to deliver to Parent not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit A hereto (an "Affiliate Agreement"). Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 under the Securities Act and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such transfer is exempt from registration under the Securities Act.

      Section 6.14 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, Parent, the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

      Section 6.15 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced on or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent.

      Section 6.16 Special Cash Dividend. Following the date of adoption of this Agreement by the holders of Company Common Stock constituting the Company Stockholder Approval and prior to the Effective Time, the Company will, unless prohibited by applicable law or covenants in instruments of Indebtedness existing as of the date hereof, declare and pay a special cash dividend per share of Company Common Stock equal to (i) $4.10 minus (ii) the per share amount of any dividend declared by the Company during the period beginning on the date of this Agreement and ending on the Closing Date, excluding, for the avoidance of doubt, the $0.40 per share cash dividend approved by the Board on February 11, 2005 (the "Special Cash Dividend"). It is the expectation of the parties that such Special Cash Dividend will be paid as soon as practicable following the date the Company Stockholder Approval is obtained.

      Section 6.17 Bankruptcy Court Order. The Company will use its reasonable efforts to obtain an order in form and in substance satisfactory to Parent, issued by the United States Bankruptcy Court for the Southern District of New York providing that following the Effective Time of the Merger, the Surviving Entity may issue shares of Parent Common Stock in lieu of shares of Company Common Stock to which certain general unsecured creditors would have been entitled prior to the Effective Time in satisfaction of their claims pursuant to the Debtors' Modified Second Amended Joint Plan of Reorganization dated October 21, 2003 (the "Bankruptcy Court Order"). In addition, the parties will cooperate with regard to the possibility of seeking an order to the effect that such shares of Parent Common Stock will be exempt from registration under the Securities Act pursuant to Section 1145(a) of the Bankruptcy Code.

      Section 6.18 Settlement of Bankruptcy Claims. The Company will not settle any Bankruptcy Claims or any matter directly arising out of the Bankruptcy Claims for a plan-affected amount of cash in excess of $15,000,000 without first providing Parent with written notification setting forth the terms of such settlement. Such notification shall be delivered to Parent no less than three Business Days prior to the settlement date. Parent shall have an opportunity to comment on the terms of such settlement and the Company will consider Parent's comments in good faith. The Company shall provide Parent regular updates about the status of the Bankruptcy Claims in the format produced by Huron (or any replacement system used by the Company after the date hereof), which updates shall be provided no less often than monthly.

      Section 6.19 No Amendment of Plan of Reorganization. Unless required by Law, the Company shall not take any action to amend or modify the Plan of Reorganization of WorldCom, Inc. and certain of its Subsidiaries under Chapter 11 of the Bankruptcy Code, confirmed by the United States Bankruptcy Court for the Southern District of New York on October 31, 2003 and consummated on April 20, 2004.

      Section 6.20 Restoring Trust. The Company has, since November, 2002, had the oversight of a Corporate Monitor, pursuant to a permanent injunction entered by the

United States District Court for the Southern District of New York against the Company's predecessor company on November 26, 2002. As part of his oversight, the Corporate Monitor developed corporate governance principles and processes entitled Restoring Trust, which guided the Company's predecessor company and the Company through the present, and the Company has fully complied with Restoring Trust. The Company will use its reasonable best efforts to obtain an Order, satisfactory to Parent, from the United States District Court for the Southern District of New York (the "Corporate Monitor Order"), (i) confirming the successful conclusion of the efforts of the Corporate Monitor, (ii) concluding that the function of the Corporate Monitor is no longer necessary, (iii) relieving the Company from the oversight of the Corporate Monitor, prior to or upon the Effective Time, (iv) acknowledging that Parent and its Subsidiaries, including the Surviving Entity, will not be subject to Restoring Trust or any related or similar corporate governance restrictions and (v) making such changes to the permanent injunctions entered by such Court as shall be necessary to effectuate the foregoing. In addition, the Company will use its reasonable best efforts to have such permanent injunctions dissolved.

      Section 6.21 Network Facility Maintenance and Compliance. The Company and the Company Subsidiaries will maintain or cause Owned Network Facilities and Leased Network Facilities, taken as a whole, to be maintained in Good Condition and in compliance with standard industry practice through the Closing Date.

      Section 6.22 Section 16 of the Exchange Act. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the guidance provided by the SEC.

      Section 6.23 Tax Treatment. Subject to Section 1.9, Parent and the Company and each of their respective Affiliates shall use their commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of
Section 368(a) of the Code and to obtain the opinions of Debevoise & Plimpton LLP and Davis Polk & Wardwell referred to in Sections 7.4(a) and 7.4(b) of this Agreement, including by providing such customary representations as counsel may reasonably request in connection with such opinions. Notwithstanding the foregoing, nothing in this Section 6.23 shall limit Parent in providing cash consideration where permitted or required by this Agreement, even if doing so would jeopardize qualification of the Merger as a reorganization.


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
                                   ARTICLE VII

                              CONDITIONS PRECEDENT

      Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

            (b) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

            (c) Regulatory Approval. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, any investigation opened by means of a second request for additional information or otherwise shall have been terminated or closed and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall not have been withdrawn or terminated, (ii) the authorization required to be obtained from the FCC for the consummation of the Merger shall have been obtained, (iii) all approvals, if any, required to be obtained (A) with or from any state public service or public utility commissions or similar state regulatory bodies listed in Section 7.1(c) of the Company Disclosure Letter or (B) under any foreign antitrust, competition or similar Laws, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained (except, in the case of clause (B), for any failures to obtain such approvals that would not, individually or in the aggregate, reasonably be expected to result in a Specified Material Adverse Effect) and (iv) all other notices, reports, filings, consents, registrations, approvals, permits or authorizations required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, or obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, the failure of which to make or obtain would, individually or in the aggregate, provide a reasonable basis to conclude that the Company or the Parent or their respective directors or officers would be subject to the risk of criminal liability, shall have been made or obtained.

            (d) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, except by Governmental Entities outside the United States as would not, individually or in the aggregate, reasonably be expected to be material to Parent and which do not provide a reasonable basis to conclude that the Company, Parent or their respective directors or officers would be subject to the risk of criminal liability.

            (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

            (f) Determination of Specified Included Liabilities Amount. The Specified Included Liabilities Amount shall have been determined pursuant to
Section 1.10.

      Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or Company Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have, a Company Material Adverse Effect, provided that the representations and warranties of the Company in Sections 3.3(a), (b), (d) and (e) (with respect to the Company only, and not the Company Subsidiaries) and 3.4 shall be true in all material respects. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

            (c) No Litigation. There shall be no pending suit, action or proceeding by any U.S. Governmental Entity, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Merger Sub of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any other transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries.

            (d) Receipt of Bankruptcy Court Order. The United States Bankruptcy Court for the Southern District of New York shall have issued the Bankruptcy Court Order in form and substance reasonably satisfactory to Parent.

            (e) Corporate Monitor. The United States District Court for the Southern District of New York shall have issued the Corporate Monitor Order in form and substance reasonably satisfactory to Parent; and there shall have been no amendment after the date hereof to the permanent injunctions issued by such court adverse to Parent or its Subsidiaries.

            (f) No Material Change. From the period beginning on the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

            (g) Regulatory Approval. The condition set forth in Section 7.1(c) shall have been satisfied on terms that, individually or in the aggregate, would not reasonably be expected to have a Specified Material Adverse Effect.

      Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualification or limitation as to

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
"materiality" or Parent Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have, a Parent Material Adverse Effect, provided that the representations and warranties of Parent and Merger Sub in Sections 4.2 (with respect to Parent only, and not the Subsidiaries of Parent) and 4.3 shall be true in all material respects. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

            (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by each of them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

            (c) No Material Change. From the period beginning on the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

      Section 7.4 Additional Conditions. The obligations of Parent and the Company to effect the Merger as a merger of the Company with and into Merger Sub are subject to the satisfaction of, or waiver by the appropriate party, on or prior to the Closing Date of the following additional conditions:

            (a) with respect to the obligations of Parent, that Parent shall have received the opinion of Debevoise & Plimpton LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and that each of the Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code;

            (b) with respect to the obligations of the Company, that the Company shall have received the opinion of Davis Polk & Wardwell, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of
Section 368(a) of the Code, and that each of the Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.


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
In the event either of the above conditions fails to be satisfied or waived by the appropriate party, the transactions contemplated hereby shall be effected in the form of the Alternative Merger as provided in Section 1.9.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

      Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder
Approval:

            (a)   by mutual written consent of Parent and the Company;

            (b)   by either Parent or the Company, if:

            (i) the Merger shall not have been consummated by February 14, 2006, whether such date is before or after the date of the Company Stockholder Approval referred to in Section 7.1(a), (A) provided, that in the event that, as of February 14, 2006, the conditions set forth in Section 7.1(c) or 7.2(g) have not been satisfied, the termination date may be extended from time to time by Parent or the Company by up to an aggregate of 180 days and (B) provided, further, that in the event that as of February 14, 2006 (as such date may be extended pursuant to clause (A)), an agreement or resolution of any dispute regarding the adjustment for Specified Included Liabilities at the Closing pursuant to Section 1.10 has not been reached, the termination date may be extended from time to time by Parent or the Company by up to an aggregate of 120 days (such date, including any such permitted extensions thereof, the "Outside Date") and provided, further, that the right to terminate the Agreement pursuant to this
      Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement primarily contributes to the failure of the Merger to be consummated by such time;

            (ii) any Governmental Entity of competent jurisdiction issues a final, non-appealable order, judgment, decision, opinion, decree or ruling, which prevents the fulfillment of the condition set forth in
      Section 7.1(d); or

            (iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or any adjournment or postponement thereof; provided that the right to terminate the Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Company if it has not complied with its obligations under Section 6.5.

            (c) by Parent, if:

            (i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Outside Date or is not cured by the earlier of (x) 30 Business Days following written notice to the Company by Parent of such breach or (y) the Outside Date, and (B) would result in a failure of any condition set forth in Sections 7.2(a) or
      (b);

            (ii) the Company or any of the Company Subsidiaries or their respective Representatives shall have breached in any respect their respective obligations under Section 6.5; or

            (iii) subject to the penultimate sentence of Section 6.5(c), the Board of Directors shall (A) fail to authorize, approve or recommend the Merger, or (B) effect a Change in the Company Recommendation or, in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fail to recommend that the Company's stockholders reject such tender offer or exchange offer within the ten Business Day period specified in Section 14e-2(a) under the Exchange Act;

            (d) by the Company:

            (i) if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent prior to the Outside Date or is not - cured by the Outside Date and (B) would result in a failure of any condition set forth in Sections 7.3(a) or (b); or -

            (ii) pursuant to the last sentence of Section 6.5(c) or if the Board of Directors of the Company authorizes the Company, subject to complying with the Section 6.5(c), to enter into a definitive agreement providing for the implementation of a Superior Proposal, and, in either case, the Company, prior to the termination of this Agreement, pays the Termination Fee (as defined in Section 8.3(a)) to Parent.

      Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto with respect thereto, except for the confidentiality provisions of Section 6.3 and the provisions of this Section 8.2, Section 8.3 and Article IX, each of which shall remain in full force and


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

effect; provided, however, that no party hereto shall be relieved or released from any liability or damages arising from a willful breach of any provision of this Agreement.

      Section 8.3 Termination Fee.

            (a) If this Agreement is terminated pursuant to any of the following provisions, the Company shall pay to Parent a fee equal to $200,000,000 (the "Termination Fee"), which Termination Fee shall be Parent's sole remedy in respect of termination of this Agreement except in the case of any willful breach of this Agreement by the Company:

            (i) Sections 8.1(c)(ii) or (iii);

            (ii) Section 8.1(d)(ii);

            (iii) Section 8.1(b)(iii), provided that (A) after the date of this Agreement, any Person makes a Takeover Proposal or amends or reasserts a Takeover Proposal made prior to the date of this Agreement and such Takeover Proposal becomes publicly known prior to the Company Stockholders Meeting (and such Takeover Proposal shall not have been withdrawn at the time of the Company Stockholders Meeting), and (B) within twelve months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Takeover Proposal; and provided, further, that, solely for purposes of this Section 8.3(a)(iii), the term "Takeover Proposal" shall have the meaning ascribed thereto in Section 6.5(e), except that all references to 15% shall be changed to 40%; or

            (iv) Section 8.1(c)(i), provided, that such termination is based on a material breach of Section 6.2.

            (b) If the Company is required to pay Parent a Termination Fee, such Termination Fee shall be payable immediately prior to termination of this Agreement in the event of termination by the Company, and not later than one Business Day after the receipt by the Company of a notice of termination from Parent in the event of termination by Parent, in each case by wire transfer of immediately available funds to an account designated by Parent (except that, in the case of termination pursuant to Section 8.1(b)(iii), such payment shall be made on the date of the first to occur of the events referred to in clause (B) of Section 8.3(a)(iii)).

            (c) The parties each agree that the agreements contained in this
Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against


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

the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

      Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

         If to Parent or Merger Sub, to:

                  Verizon Communications Inc.
                  1095 Avenue of the Americas
                  New York, New York 10036
                  Telecopier:  (212) 597-2518
                  Attention:  Corporate Secretary

         with a copy (which shall not constitute notice) to:

                  Debevoise & Plimpton LLP
                  919 Third Avenue
                  New York, New York 10022
                  Telecopier: (212) 909-6836
                  Attention:        Jeffrey J. Rosen, Esq.
                                    William D. Regner, Esq.

         If to the Company, to:

                  MCI, Inc.
                  22001 Loudoun County Parkway
                  Ashburn, Virginia 20147
                  Telecopier:       (703) 886-0860
                  Attention:        Anastasia D. Kelly, Esq.

         with a copy (which shall not constitute notice) to:

                  Davis, Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Telecopier: (212) 450-3800
                  Attention:        Phillip R. Mills, Esq.

      Section 9.3 Interpretation.


            (a) When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            (b) Items disclosed on one particular party's disclosure letter relating to one section of this Agreement shall be deemed to be constructively disclosed or listed on such party's disclosure letter relating to other sections of this Agreement only to the extent it is reasonably apparent on the face of such disclosure letter that such disclosure is applicable to such other sections.

      Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

      Section 9.5 Entire Agreement; Third Party Beneficiaries.

            (a) This Agreement (including the Exhibits and the parties' disclosure letters hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

            (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever, other than Section 6.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

      Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Parent agrees to cause Merger Sub to fulfill all of its obligations hereunder.

      Section 9.8 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      Section 9.10 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

            (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW EXCEPT TO THE EXTENT THAT THE LAW OF THE STATE OF DELAWARE IS MANDATORILY APPLICABLE TO THE MERGER. The parties hereby irrevocably submit to the jurisdiction of the courts of the County and State of New York and the State of Delaware and the Federal courts of the United States of America located in the County and State of New York or the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State, Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

            (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES

THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

      Section 9.11 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 9.12 Definitions. As used in this agreement:

      An "Affiliate" of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

      "Aggregate Incremental Amount" equals the product of (i) the Incremental Amount multiplied by (ii) the sum of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares) and (y) the number of shares of shares reserved for issuance pursuant to the Chapter 11 Plan that are unissued immediately prior to the Effective Time (which number shall not exceed 5,375,000 minus the number of shares so issued after the date here).

      "Bankruptcy Cases" means the Debtors' cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York, jointly administered under Chapter 11 Case No. 02-13533 (AJG).

      "Bankruptcy Claims" means (i) all pre-petition claims filed in the Bankruptcy Cases as of the Closing Date, (ii) all administrative expense claims filed in the Bankruptcy Cases as of the Closing Date and (iii) all Tax claims filed, asserted in writing or of which Debtors have actual knowledge as of the Closing Date that constitute or would constitute administrative expense claims in the Bankruptcy Cases.

      "Bankruptcy Code" means title 11 of the United States Code.

      "beneficial ownership" or "beneficially own" has the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

      "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

      "Business" means the business and operations of the Company and the Company Subsidiaries as currently conducted.

      "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

      "Chapter 11 Plan" means the Debtors' Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated October 21, 2003 (as thereafter modified through October 31, 2003) filed in the Bankruptcy Cases by WorldCom, Inc. and certain of its direct and indirect Subsidiaries, as debtors and debtors in possession.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      "Company Benefit Plans" means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any "employee benefit plan," as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract) for the benefit of any current or former officer, employee or director of the Company or any Company Subsidiary that is maintained or contributed to by the Company or any Company Subsidiary, or with respect to which any of them could incur material liability under the Code or ERISA or any similar non-U.S. law.

      "Company Common Stock" means the common stock, $.01 par value, of the Company.

      "Company Financial Statements" means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Documents together, in the case of year-end statements, with reports thereon by KPMG LLP, the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders' equity and a consolidated statement of cash flows, and accompanying notes.

      "Company Intellectual Property" means all Intellectual Property owned by or used by the Company or any of the Company Subsidiaries in the Business.

      "Company Material Adverse Effect" means a material adverse effect on (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any such effect relating to or resulting from (x) changes or conditions affecting the economy or financial markets in general or changes in political or regulatory conditions generally,
(y) general changes in the segments of the telecommunications industry in which the Company or any of its Subsidiaries operates or (z) the announcement or consummation of this Agreement or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

      "Company Restricted Share" shall mean each share of restricted Company Common Stock granted and awarded pursuant to a Company Benefit Plan.

      "Company Rights" means the rights distributed to the holders of Company Common Stock pursuant to the Rights Agreement.

      "Constituent Documents" means with respect to any entity, the Certificate or Articles of Incorporation, the Bylaws of such entity, the minute books, or any similar charter or other organizational documents of such entity.

      "Debtors" has the meaning given in the Chapter 11 Plan.

      "Dissenting Shares" means shares of Company Common Stock as to which the holder thereof has exercised appraisal rights pursuant to Section 262 of the DGCL.

      "Environmental Law" means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health, safety (as it relates to Releases to Hazardous Substances), natural resources or the environment, including, without limitation, laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

      "Environmental Permit" means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Excluded Shares" means any shares of Company Common Stock (a) held by the Company, Parent, Merger Sub, any other wholly owned Subsidiary of Parent or any wholly owned Subsidiary of the Company, in each case except for any such shares held on behalf of third parties, or (b) as to which the holder thereof has exercised appraisal rights pursuant to Section 262 of the DGCL.

         "Final Remaining Specified Included Liabilities Amount" means the amount determined pursuant to Section 1.10(b) or Section 1.10(d), as the case may be, to be the final Remaining Specified Included Liabilities Amount, with Specified International Tax Liabilities translated into U.S. dollars using the most recent closing spot exchange rate as of the date of determination.

         "Governmental Entity" means any nation or government or multinational body, any state, agency, commission (including, without limitation, the FCC), or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self regulatory entity supervising, organizing and supporting any stock exchange.

         "Hazardous Substances" means any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas, microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law or (iii) is defined, listed or identified as a "hazardous waste," "hazardous substance," "toxic substance" or words of similar import thereunder, or (iv) is regulated under any Environmental Law.

         "Indebtedness" means, with respect to any Person, without duplication,
(i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices or, in the case of the Company or any Company Subsidiary, incurred in a commercially reasonable manner consistent with industry practice), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices, or, in the case of the Company or any Company Subsidiary, incurred in a commercially reasonable manner consistent with industry practice), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, or, in the case of the Company or any Company Subsidiary, incurred in a commercially reasonable manner consistent with industry practice, (b) standby letters of credit relating to workers' compensation insurance and surety bonds and (c) surety bonds and customs bonds) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

         "Intellectual Property" means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, Internet Web sites, mask works and other semiconductor chip rights, moral rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets, and all other intellectual property rights.

         "Intellectual Property Licenses" means all agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is otherwise bound that relate to Intellectual Property, including: (i) licenses of Intellectual Property to the Company or any of the Company Subsidiaries by any other Person; (ii) licenses of Intellectual Property to any other Person by the Company or any of the Company Subsidiaries; (iii) agreements otherwise granting or restricting the right to use any Intellectual Property; and (iv) agreements transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the Business.

         "IRS" means the Internal Revenue Service.

         "IRUs" means Indefeasible Rights to Use.

         "known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers and senior management.

         "Law" (and with the correlative meaning "Laws") means rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including, but not limited to common law, state and federal laws or securities laws and laws of foreign jurisdictions.

         "Leased Network Facilities" means all of the Company's and the Company Subsidiaries' Network Facilities that are not owned by the Company or the Company Subsidiaries but are provided under lease, license, IRUs or other agreements, including Right-of-Way Agreements between the Company or the Company Subsidiaries and third persons or entities.

         "Leased Real Property" means all interests leased pursuant to the Leases.

         "Leases" means leases, subleases, licenses and occupancy agreements.

         "Liens" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

         "Nasdaq" means The NASDAQ National Market.

         "Network Facilities" means all of the Company's and the Company Subsidiaries' material network facilities (including, cable, wires, conduits, switches, and other equipment and facilities) and related material operating support systems, network operations centers, and land and buildings. For purposes of this definition "material" shall mean any network facility the absence of which would materially and adversely affect the ability of the Company or any of its Subsidiaries to use the Company's domestic or international networks, respectively, taken as a whole, in the manner and scope in which such respective network is currently being used.

         "Network Facility Agreement" means agreements under which third Persons provide Network Facilities to the Company and the Company Subsidiaries, including leases, licenses, IRUs and Right-of-Way-Agreements.

         "Order" means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.

         "other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company, unless the context otherwise requires.

         "Owned Network Facilities" means Network Facilities that are owned by the Company or the Company Subsidiaries.

         "Owned Real Property" means real property, together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto or owned by the Company or any of the Company Subsidiaries, and all easements, licenses, rights and appurtenances relating to the foregoing.

         "Paid Specified Included Liabilities Amount" means the amount of cash in U.S. dollars that has actually been spent from and after January 1, 2005 through the Closing Date to satisfy Specified Included Liabilities. If any such cash has been spent in a currency other than the U.S. dollar, such amount shall be translated into U.S. dollars using the closing spot exchange rate on the date of payment.

         "Parent Common Stock" means the common stock, par value $0.10 per share, of Parent.

         "Parent Material Adverse Effect" means a material adverse effect on (i) the business, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, other than any such effect relating to or resulting from (x) changes or conditions affecting the economy or financial markets in general or changes in political or regulatory conditions generally,
(y) changes in the segments of the telecommunications industry in which the Parent or any of its Subsidiaries operates or (z) the announcement or consummation of this Agreement or (ii) the ability of the Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

         "Permitted Liens" means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens,
(iii) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business or, in the case of the Company or any Company Subsidiary, incurred in a commercially reasonable manner consistent with industry practice, which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto.

         "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

         "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

         "Restoring Trust" means the August 26, 2003 report entitled "Restoring Trust" issued by the Corporate Monitor of the Company appointed by the U.S. District Court for the Southern District of New York.

         "Rights Agreement" means the rights agreement, dated as of April 20, 2004 between the Company and The Bank of New York, as rights agent.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Software" means any and all computer software, including application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

         "Specified Included Liabilities" means, without duplication, all Bankruptcy Claims and Specified International Tax Liabilities.

         "Specified Included Liabilities Amount" means, without duplication, the sum of (x) the Paid Specified Included Liabilities Amount and (y) the Final Remaining Specified Included Liabilities Amount.

         "Specified International Tax Liabilities" means all liabilities (whether accrued, contingent, asserted or unasserted) in respect of any Tax imposed on or measured by income (including interest and penalties thereon) imposed by any Taxing Authority of any jurisdiction other than the United States or any political subdivision thereof with respect to any period or portion thereof ending on or prior to April 20, 2004.

         "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         "Tax" (and with the correlative meaning "Taxes") shall mean (A) all federal, state, local or foreign net income, franchise, gross income, sales, use, ad valorem, property, gross receipts, license, capital stock, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes or similar charges, fees, levies, imposts, customs, duties, licenses and other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

         "Taxing Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

         "Tax Return" means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to Taxes.

         "Trade Secrets" means all inventions (whether or not patentable), discoveries, processes, procedures, designs, formulae, trade secrets, know-how, Software, ideas, methods, research and development, data, databases, confidential information and other proprietary or non-public information and data.

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       VERIZON COMMUNICATIONS INC.


                                       By:    /s/ Ivan Seidenberg
                                             -----------------------------------
                                             Name:  Ivan Seidenberg
                                             Title: Chairman & CEO


                                       ELI ACQUISITION, LLC

                                       By:    /s/ John W. Diercksen
                                             -----------------------------------
                                             Name:  John W. Diercksen
                                             Title: EVP Strategy, Planning &
                                                    Development

                                       MCI, INC.


                                       By:    /s/ Michael D. Capellas
                                             -----------------------------------
                                             Name:  Michael D. Capellas
                                             Title: Chief Executive Officer

                                      INDEX

                                                                           PAGE
                                                                           ----
Affiliate...................................................................69
Affiliate Agreement.........................................................55
Aggregate Base Merger Consideration..........................................6
Aggregate Incremental Amount................................................69
Agreement....................................................................1
Alternative Merger...........................................................4
Bankruptcy Cases............................................................69
Bankruptcy Claims...........................................................69
Bankruptcy Claims Proposals..................................................5
Bankruptcy Claims Valuation Firm.............................................4
Bankruptcy Code.............................................................70
Bankruptcy Court Order......................................................56
Base Merger Consideration....................................................3
beneficial ownership........................................................70
beneficially own............................................................70
Benefits Continuation Period................................................50
Board of Directors..........................................................70
Business....................................................................70
Business Combination Transaction............................................49
Business Day................................................................70
By-Laws......................................................................2
Certificate of Formation.....................................................2
Certificate of Merger........................................................2
Certificates.................................................................3
Change......................................................................43
Change in the Company Recommendation........................................43
Chapter 11 Plan.............................................................70
Closing......................................................................2
Closing Date.................................................................2
Code .......................................................................70
Company......................................................................1
Company Benefit Plans.......................................................70
Company Common Stock........................................................70
Company Contracts...........................................................29
Company Disclosure Letter...................................................13
Company Financial Advisors..................................................24
Company Financial Statements................................................70
Company Intellectual Property...............................................71
Company Material Adverse Effect.............................................71

                                      INDEX
                                     (cont.)

                                                                           PAGE
                                                                           ----
Company Recommendation......................................................43
Company Restricted Share....................................................71
Company Rights..............................................................71
Company SEC Documents.......................................................18
Company Stock Plans.........................................................14
Company Stockholder Approval................................................15
Company Stockholders Meeting................................................43
Company Subsidiaries........................................................13
Company Subsidiary..........................................................13
Confidentiality Agreement...................................................44
Constituent Documents.......................................................71
Continuing Employees........................................................50
Corporate Monitor Order.....................................................57
Customer Requirements.......................................................24
D & O Insurance.............................................................53
Debtors.....................................................................71
DGCL ........................................................................1
Dissenting Shares...........................................................71
Dissenting Stockholder.......................................................8
DOJ ........................................................................45
Effective Time...............................................................2
Environmental Law...........................................................71
Environmental Permit........................................................71
ERISA.......................................................................71
ESPP ........................................................................7
Exchange Act................................................................72
Exchange Agent...............................................................9
Exchange Fund................................................................9
Exchange Ratio...............................................................3
Excluded Shares.............................................................72
Expenses....................................................................52
FCC ........................................................................17
Final Remaining Specified Included Liabilities Amount.......................72
Form S-4....................................................................19
FTC ........................................................................45
GAAP .......................................................................18
Good Condition..............................................................23
Governmental Entity.........................................................72
Greenhill...................................................................24
Hazardous Substances........................................................72
HSR Act.....................................................................17
Improvements................................................................23
Incremental Amount...........................................................6

                                      INDEX
                                     (cont.)

                                                                           PAGE
                                                                           ----
Indebtedness................................................................72
Industry Standards..........................................................24
Intellectual Property.......................................................73
Intellectual Property Licenses..............................................73
Intervening Event...........................................................49
IRS ........................................................................73
IRUs .......................................................................73
JPMorgan....................................................................24
knowledge...................................................................73
known.......................................................................73
Law ........................................................................73
Lazard......................................................................24
Leased Network Facilities...................................................74
Leased Real Property........................................................74
Leases......................................................................74
Liens.......................................................................74
LLC Act......................................................................1
material weakness...........................................................21
Maximum Annual Premium......................................................53
Merger.......................................................................1
Merger Consideration.........................................................3
Merger Sub...................................................................1
Nasdaq......................................................................74
Network Facilities..........................................................74
Network Facility Agreement..................................................74
Neutral Valuation Firms......................................................4
NYSE .......................................................................11
Order.......................................................................74
Other Company Equity-Based Award.............................................7
other party.................................................................74
Outside Date................................................................62
Owned Intellectual Property.................................................27
Owned Network Facilities....................................................74
Owned Real Property.........................................................74
Paid Specified Included Liabilities Amount..................................75
Parent.......................................................................1
Parent Common Stock.........................................................75
Parent Disclosure Letter....................................................32
Parent Financial Advisor....................................................36
Parent Material Adverse Effect..............................................75
Parent Preferred Stock......................................................32
Parent Restricted Shares.....................................................7
Parent SEC Documents........................................................34

                                      INDEX
                                     (cont.)

                                                                           PAGE
                                                                           ----
parties......................................................................1
Per Share Cash Amount........................................................3
Permitted Liens.............................................................75
Person......................................................................75
Proceeding..................................................................39
Proxy Statement/Prospectus..................................................42
Real Property...............................................................23
Regulatory Law..............................................................45
Release.....................................................................75
Remaining Specified Included Liabilities Amount..............................4
Representatives.............................................................43
Restoring Trust.............................................................76
Right-of-Way Agreement......................................................23
Rights Agreement............................................................76
Sarbanes-Oxley Act..........................................................20
SEC ........................................................................17
Securities Act..............................................................76
significant deficiency......................................................21
Software....................................................................76
Special Cash Dividend.......................................................56
Specified Efforts...........................................................46
Specified Included Liabilities..............................................76
Specified International Tax Liabilities.....................................76
Specified Material Adverse Effect...........................................46
Specified Tax Liabilities Proposals..........................................5
Specified Tax Liabilities Valuation Firm.....................................4
State Commissions...........................................................17
Stock Consideration..........................................................3
Subsidiary..................................................................76
Superior Proposal...........................................................49
Surviving Entity.............................................................1
Takeover Proposal...........................................................49
Tax ........................................................................76
Tax Return..................................................................77
Taxes.......................................................................76
Taxing Authority............................................................77
Termination Fee.............................................................64
Third Party.................................................................49
Trade Secrets...............................................................77
Trigger Notice...............................................................4

                                Table of Contents

                                    ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

                                                                           Page
                                                                           ----
Section 1.1       The Merger..................................................1
Section 1.2       Closing.....................................................2
Section 1.3       Effective Time..............................................2
Section 1.4       Certificate of Formation....................................2
Section 1.5       By-Laws.....................................................2
Section 1.6       Directors...................................................2
Section 1.7       Officers....................................................3
Section 1.8       Effect on Capital Stock.....................................3
Section 1.9       Alternative Merger Structure................................3
Section 1.10      Adjustment for Specified Included Liabilities at Closing....4
Section 1.11      Treatment of Company Restricted Shares and Other
                  Equity-Based Awards.........................................7
Section 1.12      Certain Adjustments.........................................8
Section 1.13      Appraisal Rights............................................8
Section 1.14      Associated Rights...........................................8

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

Section 2.1       Exchange Fund...............................................9
Section 2.2       Exchange Procedures.........................................9
Section 2.3       Distributions with Respect to Unexchanged Shares...........10
Section 2.4       No Further Ownership Rights in Company Common Stock........10
Section 2.5       No Fractional Shares of Parent Common Stock................10
Section 2.6       Termination of Exchange Fund...............................11
Section 2.7       No Liability...............................................11
Section 2.8       Investment of the Exchange Fund............................11
Section 2.9       Lost Certificates..........................................12
Section 2.10      Withholding Rights.........................................12
Section 2.11      Further Assurances.........................................12
Section 2.12      Stock Transfer Books.......................................12
Section 2.13      Affiliates.................................................13

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1       Organization...............................................13
Section 3.2       Subsidiaries...............................................13
Section 3.3       Capitalization.............................................14
Section 3.4       Authorization..............................................15
Section 3.5       Takeover Statute, No Restrictions on the Merger............16
Section 3.6       Rights Agreement...........................................16
Section 3.7       Consents and Approvals; No Violations......................16
Section 3.8       SEC Reports; Company Financial Statements..................18
Section 3.9       Absence of Undisclosed Liabilities.........................18
Section 3.10      Form S-4; Proxy Statement/Prospectus.......................19
Section 3.11      Absence of Certain Changes.................................19
Section 3.12      Litigation.................................................19
Section 3.13      Compliance with Laws.......................................20
Section 3.14      Taxes......................................................21
Section 3.15      ESPP.......................................................22
Section 3.16      Sufficiency of Real Property, etc..........................23
Section 3.17      Right-of-Way Agreements and Network Facilities.............23
Section 3.18      Brokers....................................................24
Section 3.19      Employee Benefit Plans and Related Matters; ERISA..........24
Section 3.20      Employees, Labor Matters...................................26
Section 3.21      Intellectual Property Rights...............................27
Section 3.22      Contracts..................................................27
Section 3.23      Environmental Laws and Regulations.........................29
Section 3.24      Insurance Coverage.........................................30
Section 3.25      Consent Decrees............................................31
Section 3.26      Foreign Corrupt Practices and International Trade
                  Sanctions..................................................31
Section 3.27      Compliance with Governance Requirements....................31
Section 3.28      Opinions of Financial Advisors.............................31

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1       Organization...............................................32
Section 4.2       Capitalization.............................................32
Section 4.3       Authorization..............................................33
Section 4.4       Consents and Approvals; No Violations......................33
Section 4.5       SEC Reports; Financial Statements..........................34
Section 4.6       Absence of Undisclosed Liabilities.........................35

Section 4.7       Form S-4; Proxy Statement/Prospectus.......................35
Section 4.8       Absence of Certain Changes.................................36
Section 4.9       Litigation.................................................36
Section 4.10      Compliance with Laws.......................................36
Section 4.11      Brokers....................................................36

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1       Covenants of the Company...................................37
Section 5.2       Covenants of Parent........................................41
Section 5.3       Certain Actions............................................41

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

Section 6.1       Preparation of Proxy Statement.............................42
Section 6.2       Stockholders Meeting; Company Recommendation...............43
Section 6.3       Access to Information; Confidentiality.....................43
Section 6.4       Commercially Reasonable Efforts............................44
Section 6.5       No Solicitation............................................46
Section 6.6       Employee Matters...........................................50
Section 6.7       Fees and Expenses..........................................52
Section 6.8       Directors' and Officers' Indemnification and Insurance.....52
Section 6.9       Public Announcements.......................................53
Section 6.10      Notification of Certain Matters............................54
Section 6.11      Accountant's Letters.......................................54
Section 6.12      Listing of Shares of Parent Common Stock...................55
Section 6.13      Affiliates.................................................55
Section 6.14      State Takeover Laws........................................55
Section 6.15      Stockholder Litigation.....................................55
Section 6.16      Special Cash Dividend......................................56
Section 6.17      Bankruptcy Court Order.....................................56
Section 6.18      Settlement of Bankruptcy Claims............................56
Section 6.19      No Amendment of Plan of Reorganization.....................56
Section 6.20      Restoring Trust............................................56
Section 6.21      Network Facility Maintenance and Compliance................57
Section 6.22      Section 16 of the Exchange Act.............................57
Section 6.23      Tax Treatment..............................................57


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                                   ARTICLE VII

                              CONDITIONS PRECEDENT

Section 7.1       Conditions to Each Party's Obligation to Effect the Merger.58
Section 7.2       Conditions to Obligations of Parent and Merger Sub.........59
Section 7.3       Conditions to Obligations of the Company...................60
Section 7.4       Additional Conditions......................................61

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

Section 8.1       Termination................................................62
Section 8.2       Effect of Termination......................................63
Section 8.3       Termination Fee............................................64

                                   ARTICLE IX

                               GENERAL PROVISIONS

Section 9.1       Non-Survival of Representations, Warranties and Agreements.65
Section 9.2       Notices....................................................65
Section 9.3       Interpretation.............................................66
Section 9.4       Counterparts; Effectiveness................................66
Section 9.5       Entire Agreement; Third Party Beneficiaries................66
Section 9.6       Severability...............................................67
Section 9.7       Assignment.................................................67
Section 9.8       Amendment..................................................67
Section 9.9       Extension; Waiver..........................................67
Section 9.10      GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL..............68
Section 9.11      Enforcement................................................69
Section 9.12      Definitions................................................69


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